UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

BOSTON PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Tuesday, May 17, 2011 at 10:00 a.m., Eastern Time, at 601 Lexington Avenue, 14th Floor, New York, New York.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will report on the operations of our company and our directors and management team will be available to answer appropriate questions from stockholders.

We are pleased to inform you that we are again taking advantage of the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders via the Internet rather than in paper form. Accordingly, we are sending most of our stockholders a notice regarding the availability of the proxy statement and our annual report via the Internet. We believe these rules will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Your vote is important. We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, please vote as soon as possible. Instructions on how to vote are contained in the proxy statement.

Thank you for your continued support of Boston Properties.

Sincerely,

Mortimer B. Zuckerman

Chairman of the Board & Chief Executive Officer

BOSTON PROPERTIES, INC.

800 Boylston Street

Suite 1900

Boston, MA 02199-8103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2011

The 2011 annual meeting of stockholders of Boston Properties, Inc. will be held on Tuesday, May 17, 2011 at 10:00 a.m., Eastern Time, at 601 Lexington Avenue, 14th Floor, New York, New York, for the following purposes:

1.	To elect the four nominees named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified.

2.	To hold an advisory vote on named executive officer compensation.

3.	To hold an advisory vote on the frequency of holding the advisory vote on named executive officer compensation.

4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

5.	To vote upon a stockholder proposal concerning the preparation of a sustainability report, if properly presented at the meeting.

6.	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on March 23, 2011. If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

FRANK D. BURT, ESQ.
Secretary

April 1, 2011

Important Notice Regarding the Availability of Proxy Materials for

the Stockholders Meeting to be Held on May 17, 2011

The proxy statement and our 2010 annual report to stockholders are available at www.edocumentview.com/bxp.

PROXY STATEMENT

i

ii

April 1, 2011

BOSTON PROPERTIES, INC.

800 Boylston Street

Suite 1900

Boston, MA 02199-8103

PROXY STATEMENT

This proxy statement is being made available to stockholders of Boston Properties, Inc. on or about April 1, 2011 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at the 2011 annual meeting of stockholders of Boston Properties, Inc. to be held on Tuesday, May 17, 2011 at 10:00 a.m., Eastern Time, at 601 Lexington Avenue, 14th Floor, New York, New York, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our 2010 annual report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2010, available to our stockholders electronically via the Internet. On or about April 1, 2011, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 1, 2011, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2010 annual report is not part of the proxy solicitation material.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory resolution on named executive officer compensation, the frequency of holding an advisory stockholder vote on named executive officer compensation, the ratification of the appointment of our independent registered public accounting firm and, if properly presented, a stockholder proposal.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 23, 2011, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date.

May I attend the meeting?

All stockholders of record of shares of common stock of Boston Properties, Inc. at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name,” you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at http://www.bostonproperties.com/proxy.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 145,050,744 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting.    If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

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Vote by Internet.    You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 16, 2011. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

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Vote by Telephone.    If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 16, 2011. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice. If you vote by telephone, you do not need to return your proxy card.

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Vote by Mail.    If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, Computershare Trust Company, N.A., in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name.    If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

If you are a stockholder of record as of the record date attending the annual meeting you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3322; or visit our website at http://www.bostonproperties.com.

How can I access Boston Properties’ proxy materials electronically?

This proxy statement and our 2010 annual report are available at http://www.edocumentview.com/bxp. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://www.bostonproperties.com/proxy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors and its Committees

Board of Directors.    Boston Properties is currently governed by a ten member Board of Directors, which is divided into three classes (Class I, Class II and Class III). Our Board of Directors is currently comprised of three Class I directors (Mortimer B. Zuckerman, Carol B. Einiger and Dr. Jacob A. Frenkel), four Class II directors (Lawrence S. Bacow, Zoë Baird, Alan J. Patricof and Martin Turchin) and three Class III directors (Douglas T. Linde, Matthew J. Lustig and David A. Twardock). Mr. Lustig was appointed to our Board of Directors on January 20, 2011 to fill the vacancy resulting from the resignation of Frederick J. Iseman on October 8, 2010. The Nominating and Corporate Governance Committee oversaw the search process for a new director and collaborated with other non-employee directors and the Chairman of the Board in identifying and recommending Mr. Lustig to our Board of Directors. In connection with Mr. Lustig’s appointment to our Board, Boston Properties and Mr. Lustig entered into an agreement pursuant to which Boston Properties agreed that, generally, Mr. Lustig may retain for his own benefit any external business opportunities that are presented to him following his appointment to our Board, other than opportunities that are expressly offered to him in his capacity as a director of Boston Properties. Mr. Richard E. Salomon decided not to stand for reelection to our Board of Directors at the 2010 annual meeting of stockholders and retired from our Board of Directors effective May 18, 2010. As a result of Mr. Salomon’s decision not to stand for reelection the size of the Board was reduced to ten members.

At the 2010 annual meeting of stockholders, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation that provides for the annual election of directors. As a result, commencing with the class of directors standing for election at the 2011 annual meeting of stockholders, directors will stand for election for one-year terms expiring at the next succeeding annual meeting of stockholders. The directors who were elected at the 2009 annual meeting of stockholders, whose terms will expire in 2012, the directors who were elected at the 2010 annual meeting of stockholders, whose terms will expire in 2013, and any directors appointed by our Board of Directors to fill a vacancy prior to the 2011 annual meeting of stockholders will hold office until the end of their terms. In all cases, each director will hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy following the 2011 annual meeting of stockholders will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Leadership Structure.    Currently, Mr. Zuckerman serves as the Chairman of the Board of Directors and Chief Executive Officer of Boston Properties, and we do not have a lead independent director. Mr. Zuckerman co-founded Boston Properties in 1970 and has served as the Chairman of the Board since our initial public offering in June 1997. From June 1997 through January 2010, Edward H. Linde, a co-founder of Boston Properties, served as Chief Executive Officer. Following the passing of Mr. E. Linde on January 10, 2010, Mr. Zuckerman assumed the duties of Chief Executive Officer. Our Board of Directors does not believe that the roles of Chairman and Chief Executive Officer must be combined, as evidenced by Mr. E. Linde’s previous service as Chief Executive Officer, and may in the future separate these roles. However, at this time, our Board of Directors believes that Boston Properties and our stockholders are best served by having Mr. Zuckerman serve as Chairman and Chief Executive Officer.

Mr. Zuckerman’s 41 years of experience leading Boston Properties and significant ownership interest in Boston Properties uniquely qualify him to serve as both Chairman and Chief Executive Officer. In addition, our Board of Directors believes that Mr. Zuckerman’s combined role as an executive officer and the Chairman of our Board of Directors promotes unified leadership and direction for our Board of Directors and executive management, and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans.

Boston Properties does not have a lead independent director. Our Board of Directors encourages strong communication among all of our independent directors and the Chairman and believes that it is currently best served without designating a single lead independent director. Our Board of Directors believes that it is able to effectively provide independent oversight of Boston Properties’ business and affairs, including risks facing Boston Properties, without an independent Chairman or a lead independent director through the composition of our Board of Directors, the strong leadership of the independent directors and the independent committees of our Board of Directors, and the other corporate governance structures and processes already in place. Eight of the ten current members of our Board of Directors are non-management directors, and seven of these directors are independent under the New York Stock Exchange Corporate Governance Rules, or the NYSE Rules. All of our directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

In addition, in determining the appropriate leadership structure of our Board of Directors, our Board of Directors considered the results of the vote on the stockholder proposal submitted to our stockholders at last year’s annual meeting of stockholders regarding the adoption of a policy requiring the Chairman of the Board of Directors to be an independent director who has not previously served as an executive officer of Boston Properties. Our stockholders considered and rejected this proposal at the 2010 annual meeting of stockholders, with approximately 60% of the votes cast against the proposal.

Director Independence.    Under the NYSE Rules, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange Listed Company Manual (the “NYSE Disqualifying Rules”);

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of a ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during our current fiscal year, payments to us for property or services in excess of five percent (5%) of: (i) our consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of a ten percent (10%) equity interest in, any business or professional entity to which we have made during any of such fiscal years, or propose to make during our current fiscal year, payments for property or services in excess of five percent (5%) of: (i) our consolidated gross revenues for such fiscal year (or, in the case of proposed payments, our last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(c)	a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where our annual discretionary charitable contributions in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)	a director or an immediate family member of a director being indebted to us in an amount in excess of $120,000;

(e)	a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to us in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom we are indebted (other than with respect to (i) any of our publicly traded debt securities or (ii) non-recourse loans secured by real estate where both we and the lender intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of our total consolidated assets;

(f)	a transaction or currently proposed transaction (other than relating to the ownership of our securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from us to a director or an immediate family member of a director; or

(g)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with us where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

Because Mses. Baird and Einiger and Messrs. Bacow, Frenkel, Lustig, Patricof and Twardock do not have any relationships with us other than those that are deemed not material under the foregoing categorical standards, our Board of Directors has determined that they are “independent directors” for purposes of the NYSE Rules.

Risk Oversight.    Our Board of Directors plays an important role in the risk oversight of Boston Properties. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that Boston Properties faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against Boston Properties and various other matters relating to Boston Properties’ business, (2) the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, development projects, new borrowings and the appointment and retention of Boston Properties’ senior management, (3) the direct oversight of specific areas of Boston Properties’ business by the Audit, Compensation and Nominating and Corporate Governance Committees, and (4) regular periodic reports from Boston Properties’ auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of Boston Properties as a REIT for tax purposes and Boston Properties’ internal control over financial reporting. Our Board of Directors also relies on management to bring significant matters impacting Boston Properties to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for discussing the guidelines and policies that govern the process by which Boston Properties’ exposure to risk is assessed and managed by management. As part of this process, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving Boston Properties’ business objectives. The results of the risk assessment are then discussed with management and used to develop Boston Properties’ annual internal audit plan. In addition, as one component of Boston Properties’ anti-fraud program, Boston Properties, under the supervision of the Audit Committee, established a hotline available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.

Because of the role of our Board of Directors in the risk oversight of Boston Properties, our Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Boston Properties’ operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to Boston Properties’ operations, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board of Directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “Leadership Structure” above for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.

Meetings.    Our Board of Directors met nine times during 2010. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of our Board of Directors on which the director served (during the periods that he or she served), other than Mr. Frederick J. Iseman, who resigned on October 8, 2010 to devote more time to his other business interests. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. All but two of the directors then serving attended the 2010 annual meeting of stockholders.

Directors who qualify as “non-management” within the meaning of the NYSE Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-management directors deem appropriate. Each director has the right to call an executive session. In addition, at least once per year, an executive session is held with only independent directors present. The executive sessions are chaired by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular executive session or portion of an executive session.

Committees.    Our Board of Directors has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Corporate Governance. The membership and the function of each of these committees are described below.

Audit	Compensation	Nominating and Corporate Governance
Alan J. Patricof, Chair	David A. Twardock, Chair	Zoë Baird, Chair
Lawrence S. Bacow	Lawrence S. Bacow	Alan J. Patricof
Carol B. Einiger	Dr. Jacob A. Frenkel	David A. Twardock

Audit Committee.    Our Board of Directors has established an Audit Committee consisting of Messrs. Patricof (Chair) and Bacow and Ms. Einiger. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Audit Committee, among other functions, (1) has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants, (2) reviews with our independent accountants the scope and results of the audit engagement, (3) approves professional services provided by our independent accountants and (4) reviews the independence of our independent accountants. Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and the applicable NYSE Rules. Our Board of Directors determined that Mr. Patricof qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. The Audit Committee Report is included in this proxy statement on page 62. The Audit Committee met eight times during 2010.

Compensation Committee.    Our Board of Directors has established a Compensation Committee consisting of Messrs. Twardock (Chair), Bacow and Frenkel. Mr. Richard E. Salomon’s service on the Compensation Committee ceased concurrently with the conclusion of his term as a director on May 18, 2010 and Mr. Iseman’s service on the Compensation Committee ceased concurrently with his resignation from our Board of Directors on October 8, 2010. Dr. Frenkel was appointed to the Compensation Committee on May 18, 2010 and Mr. Bacow was appointed to the Compensation Committee on October 11, 2010. Ms. Baird resigned from the Compensation Committee on July 22, 2010. None of the members of the Compensation Committee is an employee of Boston Properties and each of them is an independent director under the NYSE Rules.

The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Compensation Committee’s responsibilities include, among other duties, the responsibility to (1) review and approve the corporate goals and objectives relevant to the compensation of the Chairman, the Chief Executive Officer and certain designated senior executive officers, (2) evaluate the performance of the Chairman, the Chief Executive Officer and designated senior executive officers in light of such goals and objectives and determine and approve compensation of such officers based on such evaluation, (3) review and approve the compensation of other executive officers, (4) review and approve grants and awards under all incentive-based compensation plans and equity-based plans and (5) perform other functions or duties deemed appropriate by our Board of Directors.

The Compensation Committee makes all compensation decisions for all executive officers. With respect to compensation decisions relating to executive officers other than the Chairman and the Chief Executive Officer, the Compensation Committee takes into consideration recommendations made by the Chairman and Chief Executive Officer, the President and/or the Chief Operating Officer. Decisions regarding the non-equity compensation of other officers and employees are made by the Chief Executive Officer, the President and the Chief Operating Officer. The Compensation Committee has delegated limited authority to the Chief Executive Officer to make equity grants to employees who are not executive officers. In 2010, the Compensation Committee once again engaged FTI Schonbraun McCann Group, or SMG, a real estate advisory practice of FTI Consulting, Inc., to assist the committee in determining the amount and form of executive compensation. Information concerning the nature and scope of SMG’s assignments and related disclosures is included in “Compensation Discussion and Analysis” beginning on page 25. The Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors.

The Compensation Committee Report is included in this proxy statement on page 41. The Compensation Committee met ten times during 2010.

Nominating and Corporate Governance Committee.    Our Board of Directors has established a Nominating and Corporate Governance Committee (the “NCG Committee”) consisting of Ms. Baird (Chair) and Messrs. Patricof and Twardock, each of whom is an independent director under the NYSE Rules. The NCG Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The NCG Committee, among other functions, is responsible for identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending director nominees to the Board for election at each annual meeting of stockholders. The NCG Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines, establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders, establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board, including nominees recommended by securityholders. The NCG Committee met three times during 2010.

A copy of each of our Audit Committee, Compensation Committee and NCG Committee Charters is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Our Board of Directors also has (1) a Special Transactions Committee, the current members of which are Messrs. Zuckerman and D. Linde, which may approve acquisitions, dispositions, financings and refinancings involving amounts less than $25 million and may approve refinancings in amounts greater than $25 million if the existing debt is increasing by less than $25 million, and (2) a Significant Transactions Committee, the current members of which are Messrs. Zuckerman, D. Linde and Twardock, which may approve acquisitions, dispositions, financings and refinancings involving amounts equal to or greater than $25 million but less than $200 million and may approve refinancings in amounts greater than $200 million if the existing debt is increasing by less than $200 million. On February 24, 2010, our Board of Directors appointed Mr. D. Linde to fill the vacancies on these committees resulting from the passing of Mr. E. Linde. The Special Transactions Committee held no meetings and took action by written consent six times during 2010. The Significant Transactions Committee held one meeting and took action by written consent one time during 2010.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

Consideration of Director Nominees

Securityholder Recommendations.    The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2011 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2012 annual meeting of stockholders must be submitted to our Secretary on or before December 3, 2011 and must include the following information:

•	the name and address of record of the securityholder;

•

a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•

the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria.    The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•

the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors shall be “independent” as defined by the NYSE Rules;

•	each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•

at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees.    The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chairman, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board. Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the NCG Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Communications with the Board

Stockholders and other interested parties who wish to communicate with any of our directors or the Board of Directors as a group, may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Boston Properties, Inc.], c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

Stockholders and other interested parties who wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, may do so by writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

Stockholders and other interested parties who wish to communicate with our non-management directors as a group, may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics, which governs business decisions made and actions taken by our directors, officers and employees. A copy of this Code is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” We intend to disclose on this website any amendment to, or waiver of, any provision of this Code applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE Rules.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the annual meeting, four Class II directors will be elected to serve for a one-year term until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified. Following the recommendation of the NCG Committee, our Board of Directors has nominated Mr. Lawrence S. Bacow, Ms. Zoë Baird, Mr. Alan J. Patricof and Mr. Martin Turchin for election. Ms. Baird and Messrs. Bacow, Patricof, Turchin are currently serving as directors of Boston Properties. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

At the 2010 annual meeting of stockholders, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation that provides for the annual election of directors. As a result, commencing with the class of directors standing for election at the 2011 annual meeting of stockholders, directors will stand for election for one-year terms expiring at the next succeeding annual meeting of stockholders. The directors who were elected at the 2009 annual meeting of stockholders, whose terms will expire in 2012, the directors who were elected at the 2010 annual meeting of stockholders, whose terms will expire in 2013, and any directors appointed by our Board of Directors to fill a vacancy prior to the 2011 annual meeting of stockholders will hold office until the end of their terms. In all cases, each director will hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy following the 2011 annual meeting of stockholders will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Vote Required

In connection with the amendment to our Amended and Restated Certificate of Incorporation providing for the annual election of directors, our Board of Directors adopted an amendment to our By-laws providing for majority voting in the election of directors in uncontested elections. Specifically, our By-laws provide that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which Boston Properties receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before Boston Properties first mails its notice for such meeting to the stockholders.

The majority voting standard will apply to the election of directors at the 2011 annual meeting of stockholders. Accordingly, nominees for director will be elected if, the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.

Our Board of Directors has also adopted a resignation policy, included in our Corporate Governance Guidelines, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit the recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Recommendation

The Board of Directors unanimously recommends a vote FOR its nominees, Lawrence S. Bacow, Zoë Baird, Alan J. Patricof and Martin Turchin. Properly authorized proxies solicited by the Board will be voted FOR each of the nominees unless instructions to the contrary are given.

Information Regarding the Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the annual meeting, each director who is not standing for election and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee, director and executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Boston Properties. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that our Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the annual meeting.

Directors with Terms Expiring 2011

Lawrence S. Bacow.    Mr. Lawrence S. Bacow has been a director since May 7, 2003. Since September 2001, Mr. Bacow has served as President of Tufts University, which had more than 10,000 students enrolled and an operating budget of more than $650 million for its fiscal year ended June 30, 2010. Prior to his appointment to this position, Mr. Bacow served in various capacities at the Massachusetts Institute of Technology, including Chancellor from August 1998 to June 2001. During his 24-year tenure at the Massachusetts Institute of Technology, Mr. Bacow was the Lee and Geraldine Martin Professor of Environmental Studies in the Department of Urban Studies and Planning and he also was the founding Director of the MIT Center for Real Estate Development, the Chair of the MIT Council on the Environment and the Chairman of the Faculty of the Massachusetts Institute of Technology. Mr. Bacow previously served as a director of Grubb & Ellis Company, a commercial real estate advisory firm, and an executive vice president of Spaulding Investment Company. During his career, Mr. Bacow has held professorships and other academic positions involving researching and teaching on real estate and related topics. Mr. Bacow serves as a trustee of Tufts University and Cummings Foundation and Chair of the Tallories Network. He received an SB in Economics from the Massachusetts Institute of Technology and a Ph.D., an MPP and a JD from Harvard University. He is 59 years old.

Zoë Baird.    Ms. Zoë Baird has been a director since May 11, 2005. Since January 1998 she has served as President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care and national security. Ms. Baird serves as Co-Chair of the Markle Task Force on National Security in the Information Age and participates in the Steering Committee of Markle’s Connecting for Health Initiative. Ms. Baird previously gained extensive experience in the legal profession, including senior governmental positions and positions with large public companies, a prominent law firm and Yale Law School, during which time she has gained significant experience spanning a broad range of legal matters, including corporate governance matters. Ms. Baird previously had been Senior Vice President and General Counsel of Aetna, Inc., an international insurance company, from 1990 to 1996, and a senior visiting scholar at Yale Law School from 1996 to 1997. Prior to holding such positions, Ms. Baird had served as Counselor and Staff Executive of General Electric Co., a partner in the international law firm of O’Melveny and Myers, an associate general counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the United States Department of Justice. Ms. Baird founded and serves as Chair Emeritus on the board of Lawyers for Children America, which is concerned with the impact of violence on children. Ms. Baird is a member of the Council on Foreign Relations and the Advisory Board for the Lloyd N. Cutler Center for the Rule of Law at the Salzburg Global Seminar and The Trilateral Commission, and she serves on the board of The Chubb Corporation and as a member of Pfizer, Inc.’s U.S. Health Advisory Board. She also serves as an honorary trustee of The Brookings Institution and serves as a director of the U.S. China Youth Forum. She has also served on the Technology & Privacy Advisory Committee to the United States Secretary of Defense from 2003 to 2004, President Clinton’s Foreign Intelligence Advisory Board from 1993 to 2001 and the International Competition Policy Advisory Committee to the United States Attorney General from 1997 to 2000. Ms. Baird received an undergraduate degree from the University of California at Berkeley with majors in communications and public policy, as well as political science. She also received a JD from the University of California at Berkeley’s Boalt School of Law. She is 58 years old.

Alan J. Patricof.    Mr. Alan J. Patricof has been a director since June 23, 1997. Mr. Patricof has more than 40 years of experience leading venture capital firms, during which time he has completed several billion dollars of investments in a diverse range of companies and gained significant expertise evaluating investment opportunities and overseeing the management development and operations of portfolio companies. Currently, Mr. Patricof is Managing Director of Greycroft, LLC, a venture capital firm he formed in 2006, which has more than $200 million under management. Prior to that, he was Chairman of Apax Partners, Inc. (formerly Patricof & Co. Ventures, Inc.), a venture capital company that he founded in 1969, which is now one of the world’s leading private equity firms with approximately $40 billion under management or advice. He is a board member of TechnoServe, the Trickle Up Program, National Foundation for Teaching Entrepreneurship (NFTE), the Initiative for Global Development (IGD) Leadership Council and the Millennium Challenge Corporation and serves on the Global Advisory Board of Endeavor, Inc. Mr. Patricof received a BS in Finance from Ohio State University and an MBA from Columbia Business School. He is 76 years old.

Martin Turchin.    Mr. Martin Turchin has been a director since June 23, 1997. Mr. Turchin serves as Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company. From 1985 until its merger with CB Richard Ellis in July 2003, Mr. Turchin served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, which was one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. Mr. Turchin has more than 30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions. He is a three-time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two-time recipient of the “Robert T. Lawrence Award.” Mr. Turchin serves on the board of GenCorp Inc. He holds a BS from City College of the University of New York and a JD from St. John’s Law School. He is 69 years old.

Directors with Terms Expiring 2012

Douglas T. Linde.    Mr. Douglas T. Linde has been a director since January 21, 2010. Mr. Linde serves as President of Boston Properties, Inc. Prior to his appointment to this position in May 2007, he served as Executive Vice President since January 2005 and he also served as Chief Financial Officer and Treasurer from 2000 until November 2007. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities and was promoted to Senior Vice President for Financial and Capital Markets in October 1998. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde is a member of the Board of Directors of Beth Israel Deaconess Medical Center and serves on the Finance Committee. He is a member of the

Real Estate Roundtable and serves as a director of the Boston Municipal Research Bureau and Jobs for Massachusetts. Mr. Linde also serves on the Urban Studies and Planning Visiting Committee at MIT. Mr. Linde received a BA from Wesleyan University in 1985 and an MBA from Harvard Business School in 1989. Mr. Linde’s father, Edward H. Linde, served as our Chief Executive Officer and a director until his passing in January 2010. Mr. Linde is 47 years old.

Matthew J. Lustig.    Matthew J. Lustig has been a director since January 20, 2011. Mr. Lustig has worked for more than 25 years in the real estate industry, during which time he gained extensive experience providing strategic and financial advice and execution to clients, and investing in real estate companies and assets as a principal. Mr. Lustig is Vice Chairman of U.S. Investment Banking and Head of Real Estate at Lazard Frères & Co. (“Lazard”), the investment bank, and, separately, Chief Executive Officer of Lazard Real Estate Partners LLC (“LREP”), the real estate investment business of Lazard Alternative Investments LLC (“LAI”). He is responsible for Lazard’s real estate investment banking activities, as well as LAI’s real estate fund activities. In recent years, he has played an active role in more than $200 billion of advisory assignments and transactions involving leading real estate companies in the public and private markets. At LREP, Mr. Lustig has overseen multiple funds with over $2.5 billion of equity capital invested in real estate operating companies and properties. Prior to joining Lazard in 1989, Mr. Lustig was a First Vice President in the real estate group at Drexel Burnham Lambert and, before that, was a lending officer at Chase Manhattan Bank specializing in credit, construction and real estate finance. Mr. Lustig is currently Board Chairman of Atria Senior Living Group, Inc., an assisted living company, and has served as a director of several other public and private LREP portfolio companies. Mr. Lustig is a member of numerous industry organizations and serves on the boards of Pension Real Estate Association, Larson Leadership Initiative at the Urban Land Institute, The Wharton School Samuel Zell/Robert Lurie Real Estate Center and the Real Estate Advisory Board at Columbia University School of Business. He also serves on the Board of Visitors at the School of Foreign Service at Georgetown University from which he graduated with a BSFS. He is 50 years old.

David A. Twardock.    Mr. David A. Twardock has been a director since May 7, 2003. Mr. Twardock has more than 25 years of experience in the real estate finance industry, during which time he has overseen the lending and asset management of billions of dollars of commercial mortgages and other real estate debt financing and the management and disposition of billions of dollars of real estate equity. Currently, Mr. Twardock is the President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc., which had more than $65 billion in assets under management and administration as of December 31, 2010 and annually lends billions of dollars in real estate debt financing. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Urban Land Institute, International Council of Shopping Centers and the Economics Club of Chicago and he previously served as Chairman of the Real Estate Roundtable Capital Markets Committee. Mr. Twardock serves as a director of Prudential Mortgage Capital Holdings Corp. and its various subsidiaries, Prudential Asset Resources, Inc. and Prudential Realty Securities, Inc. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago. He is 53 years old.

Directors with Terms Expiring 2013

Mortimer B. Zuckerman.    Mr. Mortimer B. Zuckerman serves as Chief Executive Officer and Chairman of the Board of Directors of Boston Properties, Inc. and has been a director since June 23, 1997. Mr. Zuckerman was appointed Chief Executive Officer on January 10, 2010. Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. He is also Chairman and Editor-in-Chief of U.S. News & World Report and Chairman and Publisher of the New York Daily News. He serves as trustee of Memorial Sloan-Kettering and he is also a member of The International Peace Institute, the Bank of America Global Wealth & Investment Management Committee, the Council on Foreign Relations, the Washington Institute for Near East Studies, the International Institute of Strategic Studies and the Board of Directors for the Broad Center for the Management

of School Systems. He is also a former Associate Professor of City and Regional Planning at the Harvard Graduate School of Design, a former lecturer of City and Regional Planning at Yale University and a past president of the Board of Trustees of the Dana Farber Cancer Institute in Boston. Mr. Zuckerman was awarded the Commandeur De L’Ordre des Arts et des Lettres by the government of France, the Lifetime Achievement Award from Guild Hall and the Gold Medal from the American Institute of Architecture in New York. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree with first class honors in 1957 and a degree in law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and an LLM from Harvard University in 1962. He has also received five honorary degrees. He is 73 years old.

Carol B. Einiger.    Ms. Carol B. Einiger has been a director since May 5, 2004. Ms. Einiger has more than 35 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities. Ms. Einiger is President of Post Rock Advisors, LLC, a private investment advisory firm established in 2005. Ms. Einiger began her investment career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and head of the Capital Markets Department and the Short-Term Finance Department. In 1988, Ms. Einiger became Executive-in-Residence and Visiting Professor at Columbia Business School, and in 1989 she joined Wasserstein Perella & Co. as Managing Director. She joined the Edna McConnell Clark Foundation in 1992, serving as Chief Financial Officer and then Acting President until 1996. From 1996 through 2005, Ms. Einiger served as Chief Investment Officer of The Rockefeller University, where she was responsible for the management of the University’s endowment. Ms. Einiger is a Director of The New York Stem Cell Foundation, a member of the Board of Overseers of Columbia Business School and a trustee and a member of the Investment Committee of UJA-Federation of New York. She previously served on the Boards of Trustees and Investment Committees of the University of Pennsylvania, the Horace Mann School and the Lasker Foundation; as Vice Chair of the Investment Committee of The Museum of Modern Art; as a Director of Credit Suisse First Boston (USA); and on the Advisory Board of Blackstone Alternative Asset Management. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership. She received a BA from the University of Pennsylvania and an MBA with honors from Columbia Business School. She is 61 years old.

Dr. Jacob A. Frenkel.    Dr. Jacob A. Frenkel has been a director since February 24, 2010. Dr. Frenkel has worked for more than 40 years in the financial industry, government and academia, during which time he gained significant knowledge of global macroeconomics and experience advising large financial institutions. Dr. Frenkel has been the Chairman of JPMorgan Chase International and a member of the executive committee of JPMorgan Chase & Co. since December 2009. Since November 2009, Dr. Frenkel has served as a director of Loews Corporation, one of the largest diversified holding companies in the United States. Dr. Frenkel is Chairman and Chief Executive Officer of the Group of Thirty (G-30), a private, nonprofit, consultative group on international economic and monetary affairs. He has been a member of this group since 1988. He previously served as Vice Chairman of American International Group, Inc. from 2004 to 2009. He was with Merrill Lynch Inc. between 2000 and 2004 and served as Chairman of Merrill Lynch International. Prior to that, he served for two terms as Governor of the Bank of Israel from 1991 to 2000. Dr. Frenkel was also Chairman of the Board of Governors of the Inter-American Development Bank, Vice Chairman of the Board of Governors of the European Bank for Reconstruction and Development and Economic Counselor and Director of Research at the International Monetary Fund. Dr. Frenkel also held numerous academic positions. Between 1971 and 1987, he was at the University of Chicago where he served as the David Rockefeller Professor of International Economics. He received a BA in Economics and Political Science from Hebrew University in Israel and an MA and Ph.D. in Economics from the University of Chicago. He is 68 years old.

Executive Officers who are not Directors

E. Mitchell Norville.    Mr. E. Mitchell Norville serves as Executive Vice President, Chief Operating Officer with responsibilities for administrative policy, day-to-day control of our operations and oversight of our development activities. Prior to his promotion to this position in May 2007, Mr. Norville served as Executive Vice President for Operations since September 2005. From March 1998 to September 2005, Mr. Norville served as Senior Vice President and Regional Manager of our Washington, D.C. office. In that capacity he was in charge of all regional development activities as well as responsible for all leasing, construction, property management and administrative activities. From 1994 to 1998, he served as Senior Vice President and Senior Project Manager in our Washington, D.C. region, with responsibilities for various project developments. Mr. Norville is a member of the Clemson University President’s Advisory Board, a Board member of the Clemson University Foundation and he is a member of the Clemson University Center For Real Estate Development (CRED) Advancement Board. He received a BS in Mechanical Engineering from Clemson University in 1980 and an MBA from the University of Virginia in 1984. He is 52 years old.

Raymond A. Ritchey.    Mr. Raymond A. Ritchey serves as Executive Vice President and National Director of Acquisitions and Development. Prior to his appointment in April 1998 to this position, he served as Senior Vice President and Co-Manager of our Washington, D.C. office. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 60 years old.

Michael E. LaBelle.    Mr. Michael E. LaBelle serves as Senior Vice President, Chief Financial Officer and Treasurer. Prior to his appointment to this position in November 2007, Mr. LaBelle served as Senior Vice President, Finance since February 2005. His primary responsibilities have included managing all debt capital market activities, including maintaining our relationships with our rating agencies and lending institutions, supervising treasury management and underwriting tenant credit capacity. In his current role, Mr. LaBelle oversees the finance, accounting, internal audit and investor relations departments and is also responsible for capital raising, financial strategy and planning. Prior to joining us in March 2000, Mr. LaBelle held the position of Vice President & Relationship Manager with Fleet National Bank for nine years with the responsibility of financing large-scale commercial real estate developments. He started his career as an Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States. Mr. LaBelle is a member of the Board of Directors for the Boston Chapter of the Real Estate Finance Association. Mr. LaBelle holds a BS degree in Economics from the University of Colorado. He is 46 years old.

Peter D. Johnston.    Mr. Peter D. Johnston serves as Senior Vice President and Regional Manager of our Washington, D.C. office. He is in charge of all operations including project development, leasing, construction, property management and administrative activities for our Washington, D.C. office, with a staff of approximately 200 people. Mr. Johnston joined the Company in 1987. In 1989 he was promoted to Project Manager, with subsequent promotions in 1991 to Vice President and in 1997 to Senior Vice President. In 2003 he was appointed head of the development team in the Washington, D.C. Region and held this position until his promotion in September 2005 to the position of Regional Manager. Mr. Johnston has been directly responsible for more than four million square feet of new development and renovation projects. He is a past member of the board of directors of the Northern Virginia Chapter of the National Association of Industrial and Office Properties (NAIOP). Mr. Johnston received a BA in Business Administration from Roanoke College, an MA in 1982 from Hollins College and an MBA in 1987 from the University of Virginia. He is 52 years old.

Bryan J. Koop.    Mr. Bryan J. Koop serves as Senior Vice President and Regional Manager of our Boston office. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Cambridge Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999, his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP and previously served as chairman of the Back Bay Association. Mr. Koop received a BBA in 1980 and an MBA in 1982 from Texas Christian University. He is 52 years old.

Mitchell S. Landis.    Mr. Mitchell S. Landis serves as Senior Vice President and Regional Manager of our Princeton office. Prior to his appointment to this position in February 2001, he served as Vice President and Regional Manager of our Princeton office. He is responsible for overseeing development, leasing and management for the Carnegie Center and Tower Center assets and for the pursuit of new business opportunities in the region. Mr. Landis joined Boston Properties in June 1998 when we acquired the assets of The Landis Group, for which he was Chief Operating Officer. For 19 years prior to that, he owned and operated Landis Food Services, a restaurant franchiser and owner in the Northeast United States and Canada. Mr. Landis received a BS degree in Economics from New York University in 1973 and completed coursework toward a master’s degree in Economics in 1975. Mr. Landis is 60 years old.

Robert E. Pester.    Mr. Robert E. Pester serves as Senior Vice President and Regional Manager of our San Francisco office, with responsibility for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at the Embarcadero Center and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a 1979 graduate of the University of California at Santa Barbara with a BA in Economics and Political Science. He is 54 years old.

Robert E. Selsam.    Mr. Robert E. Selsam serves as Senior Vice President and Regional Manager of our New York office. He oversees all aspects of our New York activities, including development, acquisitions, leasing and building operations. He joined us as a Vice President in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam is a member of the Board of Governors of the Real Estate Board of New York and is a board member of the New York Building Congress. He is also a trustee and a member of the Executive Committee of Phipps Houses, past Chairman of the Salvadori Center and a member of the Advisory Board of Goldman Family Enterprises. He received a BA from the University of Pennsylvania in 1968 and an MS in Urban Planning from the Columbia University School of Architecture in 1970. He is 64 years old.

Frank D. Burt.    Mr. Frank D. Burt serves as Senior Vice President and General Counsel, a position he has held since 2003. He is responsible for overseeing the legal department and the delivery of legal services for Boston Properties. Mr. Burt has served in various capacities since he joined us in 1986, and he represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development activities at the Prudential Center. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt is a member of the Boston Bar Association and a speaker for Massachusetts Continuing Legal Education and the National Association of Real Estate Investment Trusts. Mr. Burt received a BA, magna cum laude, from Brown University in 1980 and a JD, cum laude, from the University of Pennsylvania Law School in 1983. Mr. Burt is 52 years old.

Arthur S. Flashman.    Mr. Arthur S. Flashman serves as Vice President and Controller. He is responsible for overseeing financial reporting, property accounting and tax compliance and is also responsible for providing transactional support on capital markets activity. Prior to joining us in 2002, Mr. Flashman served as an Asset Manager with the Winn Companies and previous to this role he was with PricewaterhouseCoopers LLP where he specialized in real estate, serving both public REITs and private institutional funds. Mr. Flashman is a member of the Best Financial Practices Council of NAREIT and a member of the Real Estate Roundtable. He also served as chairman of the accounting committee of NAREIT. Mr. Flashman received a BS/BA in finance and accounting from Boston University in 1984 where he was elected to the Beta Alpha Psi honor society. Mr. Flashman is 49 years old.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in Boston Properties Limited Partnership (the “Operating Partnership”) beneficially owned as of February 1, 2011 by:

•	each non-employee director;

•	each of our named executive officers (other than Mr. E. Linde);

•	all directors and executive officers (other than Mr. E. Linde) of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 1, 2011, there were:

(1)	140,238,382 shares of our common stock outstanding;

(2)	19,387,310 common units of partnership interest in the Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

(3)	1,691,882 long term incentive units of partnership interest in the Operating Partnership issued pursuant to the Long Term Incentive Plan (other than LTIP units issued in the form of 2008 outperformance awards and 2011 outperformance awards) each of which, upon the satisfaction of certain conditions, is convertible into one common unit;

(4)	1,113,044 Series Two preferred units of partnership interest in the Operating Partnership (“Series Two preferred units”), each of which is currently convertible into approximately 1.312336 common units (or a total of 1,460,688 common units); and

(5)	73,613 deferred stock units.

All references to LTIP units include long term incentive units of partnership interest in the Operating Partnership, but exclude LTIP units issued in the form of 2008 outperformance awards and 2011 outperformance awards. LTIP units issued in the form of 2008 outperformance awards and 2011 outperformance awards are referred to herein as “OPP Awards.”

	Common Stock			Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)		Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(3)
Directors and Named Executive Officers
Mortimer B. Zuckerman(4)	1,495,179	1.07%		8,167,361	5.02%
Lawrence S. Bacow(5)	10,155	*	*	12,970	*	*
Zoë Baird(6)	5,871	*	*	8,234	*	*
Carol B. Einiger(7)	9,418	*	*	13,425	*	*
Jacob A. Frenkel(8)	0	*	*	726	*	*
Douglas T. Linde(9)	113,587	*	*	365,360	*	*
Matthew J. Lustig(10)	0	*	*	302	*	*
Alan J. Patricof(11)	23,807	*	*	29,164	*	*
Martin Turchin(12)	27,770	*	*	30,857	*	*
David A. Twardock(13)	15,335	*	*	17,403	*	*
Raymond A. Ritchey(14)	131,962	*	*	553,708	*	*
E. Mitchell Norville(15)	90,865	*	*	308,989	*	*
Michael E. LaBelle(16)	2,387	*	*	27,455	*	*

All directors and executive officers as a group (20 persons)(17)	2,104,877	1.50%		9,891,114	6.06%

5% Holders
The Vanguard Group, Inc.(18)	12,583,042	8.97%		12,583,042	7.73%
BlackRock, Inc.(19)	10,352,173	7.38		10,352,173	6.36
FMR LLC(20)	8,511,795	6.07		8,511,795	5.23
Vanguard Specialized Funds – Vanguard REIT Index Fund(21)	7,368,207	5.25		7,368,207	4.52

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.
**	Less than 1%.
(1)	The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of common stock that may be acquired upon the exercise of options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2011 and (b) the number of shares of common stock issuable to directors upon conversion of deferred stock units. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of common stock for which common units, LTIP units and Series Two preferred units may be redeemed (assuming, in the case of LTIP units and Series Two preferred units, that they have first been converted into common units). Pursuant to the limited partnership agreement of the Operating Partnership, the holders of the common units, LTIP units and Series Two preferred units (assuming conversion in full into common units, as applicable) have the right to redeem such units for cash or, at our option, shares of common stock, subject to certain conditions. Deferred stock units are granted under the Second Amendment and Restatement of the Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the “1997 Stock Plan”) pursuant to elections by certain non-employee directors to defer their cash compensation and to receive their cash compensation in the form of Boston Properties common stock upon their retirement from our Board of Directors. See “Compensation of Directors” below. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units, Series Two preferred units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2011 annual meeting.

(2)	The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2011 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.
(3)	The total number of shares outstanding used in calculating this percentage assumes (a) that all common units, LTIP units and Series Two preferred units are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and are acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2011 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of common stock of all deferred stock units.
(4)	Represents 1,495,179 shares of common stock held directly. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,215,294 common units held directly, 46,474 common units held by limited partnerships of which the sole general partners are limited liability companies of which Mr. Zuckerman is the sole member and manager and 410,414 LTIP units (of which 169,979 LTIP units are subject to vesting). Excludes 529,889 shares of common stock held by The MBZ Charitable Remainder Unitrust, of which Mr. Zuckerman is the grantor, and 1,405,392 common units held by The MBZ 1996 Trust (GST Non-Exempt), of which Mr. Zuckerman is the grantor. Also excludes OPP Awards.
(5)	Includes 868 shares of common stock (all of which are subject to vesting) and 9,287 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 2,815 LTIP units (of which 710 LTIP units are subject to vesting).
(6)	Includes 1,834 shares of common stock (of which 710 shares are subject to vesting) and 4,037 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 2,363 LTIP units (of which 868 LTIP units are subject to vesting).
(7)	Includes 1,283 shares of common stock (of which 868 shares are subject to vesting) and 8,135 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,007 LTIP units (of which 710 LTIP units are subject to vesting).
(8)	Represents, only under the “Number of Shares and Units Beneficially Owned” column, 726 LTIP units (all of which are subject to vesting).
(9)	Includes 30,087 shares of common stock held directly, 700 shares of common stock held by Mr. D. Linde’s wife, 2,100 shares of common stock held by Mr. D. Linde’s children, 700 shares of common stock held through family trusts and 80,000 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 56,830 common units held directly and 194,943 LTIP units (of which 77,961 LTIP units are subject to vesting). Excludes OPP Awards. Mr. D. Linde has shared voting and dispositive power with respect to 700 shares of common stock.
(10)	Represents, only under the “Number of Shares and Units Beneficially Owned” column, 302 LTIP units (all of which are subject to vesting).
(11)	Includes 415 shares of common stock and 23,392 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,357 LTIP units (of which 1,578 LTIP units are subject to vesting).
(12)	Includes 3,284 shares of common stock held directly (of which 434 shares are subject to vesting), 350 shares of common stock held by Mr. Turchin’s wife, 800 shares of common stock held through trusts, 5,779 shares of common stock underlying exercisable stock options and 17,557 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 3,087 LTIP units (of which 1,144 LTIP units are subject to vesting). Mr. Turchin has shared voting and dispositive power with respect to 350 shares of common stock.
(13)	Includes 4,130 shares of common stock (of which 868 shares are subject to vesting) and 11,205 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 2,068 LTIP units (of which 710 are subject to vesting).

(14)	Includes 48,587 shares of common stock (36,686 shares of which are subject to vesting) held directly, 18,317 shares of common stock held by a limited liability company of which Mr. Ritchey is the sole member and which is owned by a grantor retained annuity trust of which the Mr. Ritchey is the sole trustee and beneficiary and 65,058 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 150,570 common units held directly, 35,600 common units held by a limited liability company of which Mr. Ritchey is the sole manager and a member, an aggregate of 168,134 common units held by two limited liability companies of which Mr. Ritchey is the sole member and which are each owned by a grantor retained annuity trust of which Mr. Ritchey is the sole trustee and beneficiary and 67,442 LTIP units (of which 38,381 LTIP units are subject to vesting). Excludes OPP Awards.
(15)	Includes 17,166 shares of common stock and 73,699 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 62,445 common units held directly, 17,816 common units held by a limited liability company of which Mr. Norville is the sole manager and a member and 137,863 LTIP units (of which 60,726 LTIP units are subject to vesting). Excludes OPP Awards.
(16)	Represents 2,387 shares of common stock (of which 215 shares are subject to vesting). Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 25,068 LTIP units (of which 15,605 LTIP units are subject to vesting). Excludes OPP Awards.
(17)	Includes an aggregate of 1,767,174 shares of common stock, 264,090 shares of common stock underlying exercisable stock options and 73,613 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,774,147 common units and 1,012,090 LTIP units. See also notes (4) — (16) above. Excludes OPP Awards.
(18)	Information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 10, 2011. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 174,216 shares of common stock, sole dispositive power with respect to 12,408,826 shares of common stock and shared dispositive power with respect to 174,216 shares of common stock.
(19)	Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G filed by BlackRock with the SEC on February 3, 2011. BlackRock’s address is 40 East 52nd Street, New York, NY 10022. The Schedule 13G indicates that BlackRock has sole voting and dispositive power with respect to all of the shares of common stock.
(20)	Information regarding FMR LLC is based solely on a Schedule 13G filed by FMR LLC with the SEC on February 14, 2011. FMR LLC’s address is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G indicates that FMR LLC has sole voting power with respect to 4,536,611 shares of common stock and sole dispositive power with respect to all of the shares of common stock.
(21)	Information regarding Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”) is based solely on a Schedule 13G filed by Vanguard REIT with the SEC on February 10, 2011. Vanguard REIT’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G indicates that Vanguard REIT has sole voting power with respect to all of the shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We seek to attract and retain executives who can help the Company continue our track record of profitability, growth and total return to stockholders. To better align the interests of our executives with those of our stockholders in a pay-for-performance setting, most of each executive’s total compensation is variable through a combination of cash bonus and three different types of long-term equity awards. Every year we compare ourselves against two peers groups: (1) an expanded REIT peer group comprised of 21 public real estate companies across the office, multi-family, shopping centers and diversified sectors, and (2) a selective office REIT peer group comprised of ten public REITs specializing in the office sector that more closely resemble our business model. This annual review of executive pay practices helps our Compensation Committee ensure that the range of cash and equity-based compensation awards to our executives is in line with that of executives in comparable positions within the peer groups.

The most material quantitative and qualitative performance factors that the Compensation Committee considered in making 2010 compensation decisions were:

•

Total return to stockholders.    The Company’s total return to stockholders (“TRS”) over the last five years was 51.88%, ranking us first within the selective office REIT peer group, whose average TRS for the same period was -0.49%. Over the same period, the TRS for the entire SNL REIT Index was 20.03%, while the average TRS for the expanded peer group was -8.34%. As was the case for past years, the Compensation Committee focused particularly on TRS over the five-year period because of our focus on creating value over the long-term.

•

Management of the balance sheet.    Management continued to strengthen the Company’s balance sheet in 2010 by (1) taking advantage of the low interest rate environment to raise over $1.5 billion of new unsecured debt at a weighted average effective rate of approximately 4.84% per annum with maturities in 2020 and 2021, (2) elongating our debt maturity schedule by retiring during the fourth quarter an aggregate of $750 million of unsecured debt that either matures or is subject to repurchase in 2012 and 2013, and (3) refinancing approximately $714 million in secured debt for five of our joint ventures.

•

Earnings performance.    The Company’s 2010 funds from operations (“FFO”) were $3.90 per share, which included charges of $0.50 per share attributable to our Board’s decision to make a long-term funding commitment in the fourth quarter for the early refinancing of a significant portion of our 2012 and 2013 debt maturities. Excluding these charges, 2010 FFO would have significantly exceeded our goal set at the beginning of the year: the mid-point of our guidance range ($4.10 to $4.25 per share) after adjusting for asset acquisitions and dispositions, changes in capitalization, impairment charges and other items that are excluded from guidance because they cannot be anticipated. 2010 FFO was also adversely impacted by other capital structure changes, including a bond offering in April 2010 and other exchangeable debt repurchases.

•

Percentage leased.    The overall percentage of leased space for the 140 properties in service as of December 31, 2010 was 93.2%, which exceeded our goal of 91.2%, reflecting among other achievements the successful leasing of space left vacant in New York City resulting from the bankruptcies of Lehman Brothers and General Motors.

•	Leasing. In total, the Company completed more than 6.5 million square feet of leasing in 2010, exceeding our speculative leasing goal of 5.1 million square feet.

•

Same Store Cash NOI.    In light of economic conditions, the Company’s corporate goal was to limit the likely decrease in same store net operating income on a cash basis from 2009 to 2010 to no more than 3.5%. The Company exceeded this goal by limiting the decrease to approximately 2.4%.

•	Acquisitions. The Company successfully pursued acquisitions that should allow for growth and value creation over the long term, including 510 Madison Avenue in New York City, the John Hancock

Tower in Boston, Bay Colony Corporate Center in Waltham, Massachusetts, and other key acquisitions in Washington, D.C.

Our compensation consultant advised the Compensation Committee that (1) based on 2009 data, total compensation levels for our named executive officers other than the Chief Financial Officer were, in most cases, below the desired level relative to the selective office peer group, but generally in line with the Compensation Committee’s target of between the 70th and 85th percentiles of the expanded peer group, (2) total 2010 compensation for executives of those peer REITs that sustained fundamental and market-based performance at or above peer group averages between 2008 and 2010 were generally expected to increase between 5% and 15% over 2009 pay levels, (3) increases towards the top of this range could be anticipated at companies that decreased compensation by significant amounts from 2007 to 2009 (i.e., by more than 15%) if the company’s fundamental and market-based performance had significantly rebounded, and (4) the portion of long-term compensation earned on the basis of future market-based performance (total return to stockholders) would typically increase through awards of performance-based stock, stock options and/or value creation programs such as outperformance plans.

Considering their own assessment of the Company’s and individual executives’ performance (including strong relative and absolute TRS performance and both quantitative and qualitative performance accomplishments in 2010), our compensation consultant recommended that the Compensation Committee (1) look to increase annual total compensation by approximately 10-15% from 2009 to 2010 (inclusive of outperformance awards), before taking into consideration changing or expanding roles and responsibilities with respect to individual named executive officers, and (2) given that the Company’s 2008 outperformance plan (“2008 OPP”) was due to expire in February 2011, implement a new outperformance plan to continue as a fourth component of the Company’s executive compensation program equity-based awards that would reward management for superior value creation over the long term.

In light of the peer group analysis and the Compensation Committee’s assessment of management’s performance, the Committee concluded that it should continue to target total compensation for our executive officers (other than Mr. LaBelle) in the top quartile of both the expanded and the selective office peer groups. The Compensation Committee noted the Company’s sustained superior performance over the past several years, including (1) strong TRS performance relative to our peers, strong absolute TRS performance (approximately 32% return over the past year, 52% over the past five years and 4% over the past three years despite a challenging economic environment that resulted in negative returns for many of the peer group companies) and (3) a variety of both quantitative and qualitative performance accomplishments in 2010. The Compensation Committee also recognized a shift and transition in roles over the past two years, with Mr. Zuckerman assuming the title and responsibilities of CEO after Mr. E. Linde’s passing in early 2010, Mr. D. Linde assuming additional responsibilities as President, and Mr. LaBelle continuing the transition to a seasoned CFO (although the Compensation Committee did not endeavor to set Mr. LaBelle’s compensation at peer group CFO levels due to the comparatively short period he has served in that role compared to his peers).

The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation but rather seeks to align both total compensation and the relative amounts of base salary, cash bonus and long-term equity incentive compensation with those paid by our peers based on market analysis of competitive pay practices and performance relative to pre-established corporate and individual goals. The Compensation Committee has developed the following basic framework for our named executive officers:

•	consistent with our pay-for-performance philosophy, base salary should generally be a relatively small percentage of total compensation;

•	incentive non-cash compensation, through a combination of time-based and performance-based equity awards, should generally be at least 50% of total annual compensation;

•	awards of long-term incentive compensation should be in the form of either full-value awards or stock options, to provide alignment with stockholders and a retention tool through time-based vesting;

•	variable incentive compensation should be tied primarily to company-wide quantitative performance goals established at the beginning of the year;

•	each executive’s incentive compensation should also be tied, but to a more limited extent, to other goals, both quantitative and subjective, related to his specific role; and

•

outperformance awards should provide management with the potential to earn significant long-term equity compensation if we achieve superior total return to stockholders, both in absolute terms and relative to our peers over a multi-year period.

Executive Compensation Objectives

Our executive compensation program is administered under the direction of the Compensation Committee of our Board of Directors. The current members of the Compensation Committee are Messrs. Twardock (Chair), Bacow and Frenkel.

Compensation Consultant.

The Compensation Committee retained FTI Schonbraun McCann Group, real estate advisory practice of FTI Consulting, Inc. (“SMG”), a nationally recognized consulting firm specializing in the real estate industry. The Compensation Committee directed SMG to, among other things: (1) assist in developing compensation objectives; (2) analyze trends in compensation in the marketplace generally and among our peers specifically; and (3) recommend the components and amounts of compensation for our executive officers, including awards under a successor program to our 2008 OPP that expired on February 5, 2011. Neither the Compensation Committee nor the Company has retained SMG for any other purpose.

Objectives.

Our executive compensation objectives are:

•	to attract, retain and reward executives who have the motivation, experience and skills to lead and continue our track record of profitability, growth and total return to stockholders;

•	to link compensation with success in enhancing stockholder value, given market conditions;

•

to base each executive’s compensation on the right blend of goals among overall corporate performance, financial and operating performance at the regional level, and goals set for them individually. This is the appropriate blend for us given that we are organized into five distinct regions, with executives in each region being held accountable for the operating performance of the assets within their control, and other executives being held accountable for balance sheet management, strategic planning and the allocation of resources to competing growth opportunities;

•	to set total compensation to be competitive with similarly situated public REITs, as well as private real estate businesses;

•	to provide most of each executive’s total compensation as variable compensation in a pay-for-performance setting through a combination of cash bonuses and equity grants; and

•

to provide a significant portion (and, for named executive officers, a majority) of total compensation in the form of long-term equity awards to align the interests of our executives with those of our stockholders and to maximize retention.

Peer Group Analysis

In 2010, SMG conducted a peer group analysis similar to the one they conducted in prior years. In determining the companies to be included in our peer group, SMG considered a number of factors, including historical peer companies, equity market capitalization, geographic location and industry sector. The 2010 peer group remained unchanged from 2009. The SMG compensation review was based on information disclosed in the peers’ 2010 proxy statements, which reported data with respect to fiscal 2009 (the latest year for which comprehensive data is publicly available), and SMG’s proprietary compensation database. SMG’s review compared our executive pay practices against both an expanded REIT peer group and a selective office REIT peer group to determine the range of cash and equity-based compensation awarded to executives in comparable positions to our executives in terms of base salary, annual bonus and long-term equity compensation, including awards under outperformance plans, which have become one of the common elements of executive compensation for many of the REITs in the peer group.

Peer Group Composition.

The more comprehensive peer group, to which we refer in this discussion as the “expanded peer group,” includes the following 21 public real estate companies in various sectors, including office, multi-family, shopping centers and diversified, with equity market capitalizations as of December 31, 2010 ranging between approximately $720 million and $35.1 billion (with the median being approximately $3.8 billion compared to our equity market capitalization of approximately $13.7 billion):

Alexandria Real Estate Equities, Inc.	iStar Financial, Inc.
AMB Property Corporation	Kilroy Realty Corporation
AvalonBay Communities, Inc.	Kimco Realty Corporation
Brandywine Realty Trust	Liberty Property Trust
Corporate Office Properties Trust	Mack-Cali Realty Corporation
Cousins Properties Incorporated	ProLogis
Developers Diversified Realty Corporation	Public Storage, Inc.
Douglas Emmett, Inc.	Simon Property Group, Inc.
Duke Realty Corporation	SL Green Realty Corp.
Forest City Enterprises, Inc.	Vornado Realty Trust
Host Hotels & Resorts, Inc.

A subset of the first peer group, to which we refer in this discussion as the “selective office peer group,” includes the following ten public REITs specializing in the office sector that more closely resemble our business model:

Alexandria Real Estate Equities, Inc.
Brandywine Realty Trust
Corporate Office Properties Trust
Douglas Emmett, Inc.
Duke Realty Corporation
Kilroy Realty Corporation
Liberty Property Trust
Mack-Cali Realty Corporation
SL Green Realty Corp.
Vornado Realty Trust

Compensation Consultant’s Conclusions.

SMG advised the Compensation Committee that both the expanded peer group and the selective office peer group generally have compensation programs comparable to ours, with annual bonuses generally in the form of cash and annual long-term compensation generally in the form of equity with time-based vesting over three to five years. In the fall of 2010, SMG presented its analysis of 2009 compensation levels and concluded that total compensation levels for our named executive officers other than the Chief Financial Officer were, in general, at the desired peer group levels, assuming the Compensation Committee’s objective was to place them between the 70th and 85th percentiles of the expanded peer group. Total 2009 compensation was, however, in most cases below the desired level relative to the selective office peer group. The Compensation Committee did not endeavor to set the Chief Financial Officer’s compensation at the same relative levels due to the comparatively short period he has served in that role compared to his peers. The following table illustrates each named executive officer’s 2009 total compensation relative to his peers:

		Percentile Rank
Executive	2009 Total Compensation(1)	Expanded Peer Group	Selective Office Peer Group
Mr. Zuckerman	$8,590,110	First Quartile	First Quartile
Mr. D. Linde	$4,427,088	Second Quartile	Third Quartile
Mr. Ritchey	$4,477,088	Second Quartile	Third Quartile
Mr. Norville	$3,727,088	First Quartile	Second Quartile
Mr. LaBelle	$1,194,011	Fourth Quartile	Fourth Quartile

(1)	Amounts represent the sum of (1) 2009 base salary, (2) annual bonus and annual long-term equity awards that were paid/granted in early 2010 reflecting performance in 2009 and (3) the annualized grant date value of awards under the 2008 OPP (which expired without value on February 5, 2011). These amounts are different from the amounts set forth in the “Total Compensation” column of the “Summary Compensation Table” presented under “Compensation of Executive Officers,” primarily because of reporting requirements under applicable SEC rules.

SMG advised the Compensation Committee that the components of the Company’s compensation structure compared to the peer groups as follows:

Base salaries.    2010 base salaries for our named executive officers are generally slightly below the desired peer group levels as follows:

•	Mr. Zuckerman – at approximately the 65th percentile of the combined peer groups.

•	Mr. D. Linde – at approximately the 45th percentile of the combined peer groups.

•	Mr. Ritchey – at approximately the 70th and 55th percentiles of the expanded peer group and the selective office peer group, respectively.

•	Mr. Norville – at approximately the 50th and 35th percentiles of the expanded peer group and the selective office peer group, respectively.

•	Mr. LaBelle – Below the 25th percentile for the combined peer groups.

Annual bonuses.    Current bonuses for our named executive officers are discretionary with actual amounts determined by the Compensation Committee contingent upon corporate and individual performance. Annual bonuses for 2009 generally placed our named executive officers in the 50th to 75th percentiles, with exception of Mr. LaBelle who was below the 25th percentile, for both sets of peer groups.

Long-term compensation.    Long-term compensation for 2009 generally placed our named executive officers between the 70th and 80th percentiles of the expanded peer group and between the 50th and 60th percentiles of the selective office sector peer group, with the exception of Mr. LaBelle who was below the 25th percentile for both sets of peer groups.

Compensation Consultant’s Analysis of Industry Trends.

SMG gave the Compensation Committee advice on anticipated 2010 compensation adjustments in the REIT industry based on SMG’s conversations with other REIT compensation committees, REIT executives and information shared through cooperation with other consulting firms, as follows:

Total annual compensation.    Companies that sustained fundamental and market-based performance at or above peer group averages from 2008-2010 were expected to typically increase compensation levels by approximately 5-15% as 2009 pay levels were generally market appropriate. However, companies that decreased compensation by significant amounts from 2007 to 2009 (i.e., by more than 15%) were expected to generally increase compensation levels by an additional 5-10% on average if the company’s fundamental and market-based performance had significantly rebounded. REITs were expected to continue to utilize a pay-for-performance structure for their senior management teams and to increase the portion of long-term compensation earned on the basis of future market-based performance (total return to stockholders) through awards of performance-based stock, stock options and/or value creation programs such as outperformance plans.

Base salaries.    Except in select circumstances such as promotions, substantial changes in responsibilities and/or current salaries significantly below market, base salaries were expected to be relatively flat with 0-3% increases year over year.

Annual bonuses.    Annual cash bonuses were expected to typically increase by approximately 5-10% depending on each REIT’s fundamental performance, liquidity position and actual 2008 to 2009 cash bonus adjustments.

Long-term compensation.    Long-term compensation was expected to typically increase by approximately 5-15%, with a substantial portion of the increase expected to be in the form of equity awards tied to future market-based performance and annual time-based restricted stock awards expected to remain relatively flat.

Compensation Consultant’s Considerations Specific to the Company.

SMG pointed to the Company’s strong performance in terms of total return to stockholders relative to its selective office peers, as well as strong absolute total return to stockholders performance with an approximate 32% return over the past year (90th percentile) and an approximate 52% return over the past five years (100th percentile), despite a challenging economic environment that resulted in negative returns for many of the peer group companies. SMG also pointed to both quantitative and qualitative performance accomplishments in 2010, which the Compensation Committee evaluated as discussed in detail under “Compensation Committee’s Evaluation of Management’s Performance” below. Moreover, SMG recognized a shift and transition in roles over the past two years, with Mr. Zuckerman assuming the title and responsibilities of CEO after Mr. E. Linde’s passing in early 2010, Mr. D. Linde assuming additional responsibilities as President and Mr. LaBelle continuing the transition to a seasoned CFO.

As a result of the Company’s sustained superior performance over the past several years, SMG recommended that the Compensation Committee look to increase annual total compensation by approximately 10-15% from 2009 to 2010 (inclusive of outperformance awards), before taking into consideration changing or expanding roles and responsibilities with respect to individual named executive officers. Noting that the 2008 OPP was due to expire in February 2011, SMG suggested that the Compensation Committee implement a new outperformance plan to continue as a fourth component of the Company’s executive compensation program equity-based awards that would reward management for superior value creation over the long term.

Compensation Committee’s Evaluation of Management’s Performance.

The Compensation Committee received information from both SMG and management on both corporate and individual accomplishments to assist it in conducting its assessment of management’s performance in 2010.

SMG compared our historical total returns to stockholders (including share appreciation and dividends) to the comparable total returns of the peers for 2010 and the latest three- and five-year periods, and also analyzed comparative data for the various roles and responsibilities of individual executives at the Company and at peer companies. The Committee received input from Messrs. Zuckerman, D. Linde and Norville. In addition the Committee had access to each officer’s self-assessment of his performance against pre-established goals.

The most material quantitative and qualitative performance factors that the Compensation Committee considered in making 2010 compensation decisions were:

Total return to stockholders.    The Company’s total return to stockholders (“TRS”), including our rank relative to the expanded and selective office peer groups, was as follows:

	2010 TRS	Three-Year TRS	Five-Year TRS
Boston Properties, Inc.	31.60%	4.15%	51.88%
Average for expanded peer group (22 companies)	32.52%	-14.09%	-8.34%
Rank (percent rank) within expanded peer group	#8(67%)	#9(62%)	#3(90%)
Average for selective office peer group (11 companies)	15.69%	-3.80%	-0.49%
Rank (percent rank) within selective office peer group	#2(90%)	#5(60%)	#1(100%)
SNL REIT Index	29.53%	6.12%	20.03%

As was the case for 2009 compensation decisions, the Compensation Committee focused particularly on our total return to stockholders performance over the five-year period (approximately 52%), which placed the Company at approximately the 90th percentile of the expanded peer group and 100th percentile of the selective office peer group. That is consistent not only with the reality of a very volatile environment in 2009 and 2010, but also with the core elements of our long-held strategy of: (1) developing, acquiring, owning and self-managing the highest quality, iconic office buildings in premier locations in supply-constrained markets with high barriers to entry, which over the long term should result in higher relative rental rates and appreciation of property values; (2) concentrating on longer term leases with tenants of strong financial standing to enhance the quality and stability of our rental income; and (3) keeping the average maturity of our debt financing generally in line with the longer term nature of our assets to reduce our exposure to interest rate volatility, as well as the risk of having to refinance significant maturities in the face of adverse conditions in the credit markets.

Management of the balance sheet.    Given the recent low interest rate environment and the opportunity to further enhance our capital position and elongate our debt maturity schedule, management continued to strengthen the balance sheet in 2010, including the following key accomplishments:

•

In April 2010, we completed a public offering of $700 million aggregate principal amount of 5.625% senior notes due 2020 that raised aggregate net proceeds of approximately $694 million at an effective rate of approximately 5.71% per annum.

•

In November 2010, we completed a public offering of $850 million aggregate principal amount of 4.125% senior notes due 2021 that raised aggregate net proceeds of approximately $836.9 million at an effective rate of approximately 4.29% per annum.

•

We used the proceeds of the November offering to reduce a significant portion of our near-term debt maturities. Specifically, we redeemed $700 million of our 6.25% senior notes due 2013 and we repurchased $50 million of our 2.875% exchangeable senior notes due 2037 that the holders may require us to repurchase in February 2012. While we had to record losses on extinguishment of debt for 2010, these decisions were key to positioning our balance sheet for the long term.

•	In 2010 five of our joint ventures refinanced approximately $714 million in secured debt.

Earnings performance.    The Company’s 2010 funds from operations (“FFO”) were $3.90 per share, which reflected our Board’s decision to make a long-term funding commitment in the fourth quarter for the early refinancing of a significant portion of our 2012 and 2013 debt maturities, which resulted in charges of $0.50 per share. Excluding these charges, 2010 FFO would have significantly exceeded our goal set at the beginning of the year: the mid-point of our guidance range ($4.10 to 4.25 per share) after adjusting for asset acquisitions and dispositions, changes in capitalization, impairment charges and other items that are excluded from guidance because they cannot be anticipated. 2010 FFO was also adversely impacted by other capital structure changes, including a bond offering in April 2010 and other exchangeable debt repurchases.

Percentage leased.    The overall percentage of leased space for the 140 properties in service as of December 31, 2010 was 93.2%, which exceeded our goal of 91.2%, reflecting among other achievements the successful leasing of space left vacant in New York City resulting from the bankruptcies of Lehman Brothers and General Motors.

Leasing.    In total, the Company completed more than 6.5 million square feet of leasing in 2010, exceeding our speculative leasing goal of 5.1 million square feet.

Same Store Cash NOI.    In light of economic conditions, the Company’s corporate goal was to limit the likely decrease in same store net operating income on a cash basis from 2009 to 2010 to no more than 3.5%. The Company exceeded this goal by limiting the decrease to approximately 2.4%.

Acquisitions.    The Company successfully pursued acquisitions that should allow for growth and value creation over the long term, including 510 Madison Avenue in New York City, the John Hancock Tower in Boston, Bay Colony Corporate Center in Waltham, Massachusetts, and other key acquisitions in Washington, D.C.

In light of SMG’s peer group analysis and the Compensation Committee’s assessment of management’s performance, the Committee concluded that it should continue to target total compensation for our executive officers (other than Mr. LaBelle) in the top quartile of both the expanded and the selective office peer groups and approved the following total compensation for each named executive officer for 2010:

Name	2010 Total Compensation(1)	Increase (decrease) from 2009
Mr. Zuckerman	$9,819,700	14.3%
Mr. D. Linde	$5,403,300	22.1%
Mr. Ritchey	$5,124,200	14.5%
Mr. Norville	$4,274,200	14.7%
Mr. LaBelle	$1,633,450	36.8%

(1)	Amounts represent the sum of (1) 2010 base salary and (2) annual bonus, annual long-term equity awards and the grant date value of awards under the 2011 outperformance plan discussed below, all of which were paid/granted in January/February 2011 reflecting performance in 2010. These amounts are different from the amounts set forth in the “Total Compensation” column of the “Summary Compensation Table” presented under “Compensation of Executive Officers,” primarily because of reporting requirements under applicable SEC rules.

The Compensation Committee focused principally on our overall corporate performance in setting compensation goals for our named executive officers as a group based on peer group analysis. In addition to assessing the senior executive team’s overall contribution to corporate performance, the Compensation Committee received feedback from Messrs. Zuckerman and Linde on the individual performance of the other named executive officers, as well as feedback from Mr. Zuckerman on Mr. Linde’s individual performance. The Committee was satisfied with each named executive officer’s performance against both general expectations and pre-established goals and factored individual assessments into 2010 compensation decisions for each of the various components of compensation. The Compensation Committee’s determination of compensation levels for individual named executive officers took into account job descriptions, years of experience, leadership roles and historical and expected contribution to different aspects of our business within their respective areas of responsibility. The Compensation Committee does not have a policy of setting compensation tiers for executives or a formula to limit the compensation of any one named executive officer relative to another or to categories of employees.

From time to time, the Compensation Committee requests and receives from SMG detailed information for named executive officers regarding equity ownership value and dividend income relative to total compensation, the value of vested and unvested equity securities and amounts realized and realizable upon exercise of stock option awards, as compared to comparable executives within the expanded and selective office peer groups. This information, however, did not affect the Compensation Committee’s 2010 compensation decisions.

Elements of Executive Compensation

The principal compensation elements used for our executives are:

•

Base salary.    Base salary is set on the basis of assigned responsibilities. It is reviewed periodically against market data and then adjusted as needed to reflect changes in individual roles, as well as our overall financial and operating performance.

•

Annual cash bonus.    Executive officers are eligible to receive annual incentive bonuses based upon corporate performance, both on an absolute basis and relative to our peers, as well as individual performance, in each case as established by the Compensation Committee in its discretion. Corporate performance measures generally include funds from operations (FFO), balance sheet management, net operating income, occupancy, leasing activity, development starts, acquisition/disposition activity and other measures intended to reflect execution of the Company’s overall strategy at the time.

•

Annual long-term equity incentive compensation.    The Compensation Committee awards annual long-term equity incentive compensation after a review of overall corporate performance, regional performance (if relevant to the individual executive) and individual performance. In 2010 the Compensation Committee resolved that for our named executive officers only it would be appropriate to award a portion of annual long-term incentive equity compensation in the form of non-qualified stock options with a term of ten years and an exercise price equal to our stock price at the time of grant. The Committee saw stock options as appropriate for named executive officers because, insofar as their value is entirely dependent on appreciation in our stock, they have an inherent performance-based component. The Committee felt that a 75%/25% split between full-value, time-based awards and stock options would deliver the right balance of incentives for named executive officers. Both full-value awards and stock options are subject to time-based vesting over four years (25% per year beginning on January 15 of the year following the award), subject to acceleration under certain circumstances. Employees have a choice of receiving their grant of full-value, time-based awards in any combination of restricted stock or LTIP units, a special class of partnership units in our Operating Partnership that provides more favorable tax treatment to the recipients than restricted stock (see “LTIP Units” below).

•

Outperformance awards.    Outperformance awards are an additional element of long-term equity incentive compensation designed to reward management only in the event of superior value creation, as measured by total return to stockholders above predetermined absolute and industry index thresholds over a three-year period, with time-based vesting of earned rewards over the subsequent two years.

Other compensation elements used for our executives include:

•	employment agreements and change in control arrangements;

•	perquisites; and

•	deferred compensation and other benefits.

The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation but rather seeks to align both total compensation and the relative amounts of base salary, cash bonus and long-term equity incentive compensation with those paid by our peers based on market analysis of competitive pay practices and performance relative to pre-established corporate and individual goals. The Compensation Committee has developed the following basic framework for our named executive officers:

•	consistent with our pay-for-performance philosophy, base salary should generally be a relatively small percentage of total compensation;

•	incentive non-cash compensation, through a combination of time-based and performance-based equity awards, should generally be at least 50% of total annual compensation;

•	awards of long-term incentive compensation should be in the form of either full-value awards or stock options, to provide alignment with stockholders and a retention tool through time-based vesting;

•	variable incentive compensation should be tied primarily to company-wide quantitative performance goals established at the beginning of the year;

•	each executive’s incentive compensation should also be tied, but to a more limited extent, to other goals, both quantitative and subjective, related to his specific role; and

•

outperformance awards should provide management with the potential to earn significant long-term equity compensation if we achieve superior total return to stockholders, both in absolute terms and relative to our peers over a multi-year period.

Base Salaries for 2011

Base salaries are set for executive officers on the basis of assigned responsibilities and reviewed and adjusted periodically. SMG comparative data showed that base salaries for our named executive officers are generally slightly below ranges for comparable officers within both the expanded and the selective office peer groups. Nevertheless, SMG recommended that 2010 base salaries remain unchanged, with the exception of Mr. LaBelle, to emphasize the Company’s pay-for-performance philosophy. Our named executive officers, other than Mr. LaBelle, have not received an increase in base salary since January 2007. Based on the foregoing, on January 20, 2011 the Compensation Committee approved base salaries for 2011 as follows:

Name	2011 Base Salary	Increase (decrease) from 2010
Mr. Zuckerman	$950,000	0%
Mr. D. Linde	$550,000	0%
Mr. Ritchey	$600,000	0%
Mr. Norville	$475,000	0%
Mr. LaBelle	$375,000	19%

Annual Cash Bonuses for 2010

Early each year our Compensation Committee, based upon the overall corporate strategy outlined by the Board of Directors and discussions with management, establishes performance goals for the management team as a whole and for each of our executive officers. The principal focus of the Compensation Committee in setting annual incentive compensation (both cash bonuses and long-term equity awards) for our named executive officers as a group is on corporate goals and achievements. In addition, the Compensation Committee reviews individual performance against goals relevant to each officer’s specific duties and responsibilities. The current design of our bonus program is such that quantitative goals established at the beginning of the year may change due to opportunistic activities and changed circumstances during the year. After the end of the year, the Compensation Committee evaluates the performance of senior management. Performance relative to individual goals cannot always be measured objectively and the Compensation Committee may emphasize some goals over others. In the end, the Compensation Committee makes an overall assessment of each executive’s effectiveness as a manager. No specific form (i.e., cash bonus or long-term equity awards) or amount of compensation is directly associated with meeting any one or more of the individual goals. The Compensation Committee evaluates performance in a fully discretionary framework to set cash bonuses and annual long-term equity awards within the ranges established on the basis of competitive pay data for our peers.

Based on the foregoing, on January 20, 2011 the Compensation Committee approved the following cash bonuses for 2010:

Name	Bonus	Increase (decrease) from 2009
Mr. Zuckerman	$2,550,000	28%
Mr. D. Linde	$1,300,000	27%
Mr. Ritchey	$1,300,000	21%
Mr. Norville	$1,100,000	29%
Mr. LaBelle	$450,000	64%

Annual Long-Term Equity Incentives Awards for 2010

Annual long-term equity incentive awards to named executive officers for 2010 consisted of an amount determined by the Compensation Committee based on the same goals and assessments relevant to the Compensation Committee’s decision to pay cash bonuses. These awards were granted 75% in the form of full-value equity awards (restricted stock or LTIP units, or a combination of both at the recipient’s election) and 25% in the form of at-the-market stock options with a ten-year term. The Compensation Committee believes that this combination provides our named executive officers with long-term equity incentive compensation that is better aligned with the achievement of enhanced value for stockholders. Both full-value awards and stock options vest over four years (25% on January 15 of each of the four years after the date of grant). Vesting accelerates for executives, other than Mr. Zuckerman, who are (1) over the age of 62 with at least 20 years of service with us or (2) over the age of 65. Each of our named executive officers elected to receive his grant of full-value equity awards in the form of LTIP units.

The following table sets forth the combined value of the LTIP unit and stock option awards to our named executive officers approved on January 20, 2011 for 2010:

Name	Aggregate Value of LTIP Unit and Stock Option Awards	Increase (decrease) from 2009
Mr. Zuckerman	$4,992,000	6%
Mr. D. Linde	$2,538,000	21%
Mr. Ritchey	$2,287,000	9%
Mr. Norville	$1,762,000	7%
Mr. LaBelle	$517,000	2	%(1)

(1)	The relatively small increase reflects the sizeable increases in Mr. LaBelle’s annual cash bonus for 2010 and base salary for 2011.

Pursuant to our Equity Award Grant Policy discussed below, LTIP unit awards were issued as of the close of business on January 28, 2011 based on the closing price of our common stock on the New York Stock Exchange on that date ($92.71) in the following amounts:

Name	Number of LTIP Units Issued
Mr. Zuckerman	40,383
Mr. D. Linde	20,531
Mr. Ritchey	18,501
Mr. Norville	14,254
Mr. LaBelle	4,182

Pursuant to our Equity Award Grant Policy discussed below, stock options were issued as of the close of business on January 28, 2011 at an exercise price of $92.71 per share, the closing price of our common stock on the New York Stock Exchange on that date in the following amounts:

Name	Number of Stock Options Issued
Mr. Zuckerman	50,587
Mr. D. Linde	25,719
Mr. Ritchey	23,175
Mr. Norville	17,855
Mr. LaBelle	5,239

2011 Outperformance Awards

In 2008, the Compensation Committee implemented a long-term incentive plan designed as a fourth element of our executive compensation program to provide officers and key employees with the potential to earn significant equity awards subject to our achieving superior performance. This kind of program, generally referred to as an “outperformance plan” or “OPP,” is common in the REIT industry and in several cases between 2004 and 2007 resulted in significant rewards being earned by the management teams of several of the Company’s closest peers. Recipients of 2008 OPP awards were eligible to share in an up to $110 million outperformance pool if our total return to stockholders (“TRS”), including both share appreciation and dividends, exceeded absolute and relative hurdles over the period from February 5, 2008 to February 5, 2011. As a result of the significant decrease in REIT share prices in 2008 and 2009 due to the impact of the global recession, recipients of 2008 OPP awards did not earn any rewards as of the expiration of the plan.

The Compensation Committee decided to retain OPP awards as a fourth component of executive compensation. The Committee noted, however, that making outperformance awards only once every three years makes this kind of program unnecessarily dependent on the timing of adoption and market conditions over a particular period, as evidenced by the Company’s 2008 OPP awards that were made at the start of a period during which unique market conditions prevailed. As a result of the unique circumstances between early 2008 and late 2010, 2008 OPP awards lost their incentive value very quickly as our stock price declined precipitously and never regained value, even though our stock price rebounded rapidly in 2009 and 2010, reaching $93.34 per share on February 4, 2011 (the last trading day before the end of the performance measurement period), which outperformed our peers on a relative basis. Thus, although we continued to record significant compensation expense and outperformed our peers in terms of relative TRS over the term of the plan, the 2008 OPP did not provide any value to our employees because we did not meet the minimum absolute TRS threshold of 10% per year over the plan’s three-year life. Accordingly, with advice from SMG, the Compensation Committee decided to design the Company’s new outperformance program as a series of smaller, annual plans, each with a three-year performance measurement period plus two years of time-based vesting, rather than a much larger, once-every-three-years program like the 2008 OPP. The combined effect of smaller, annual OPP awards and overlapping three-year performance measurement periods should be to provide more efficient incentives for management and more consistent reporting of annual compensation amounts, while at the same time mitigating potential timing issues associated with large multi-year outperformance awards. As a general matter the new OPP design retained the same relative value, as compared to other elements of our executive compensation program, as the 2008 OPP and the same basic framework of measuring both absolute and relative TRS performance over a three-year period.

On January 20, 2011, the Compensation Committee approved outperformance awards entitling recipients to share in a pool of up to $40 million if the Company’s TRS, including both share appreciation and dividends, exceeds absolute and relative hurdles over a three-year measurement period from February 1, 2011 to January 31, 2014, based on the average closing price of a share of our common stock of $93.38 (the average for the five trading days prior to and including February 1, 2011). The outperformance pool will consist of (i) two percent (2%) of the excess total return above a cumulative absolute TRS hurdle of 27%

over the full three-year measurement period (equivalent to 9% per annum) (the “Absolute TRS Component”) and (ii) two percent (2%) of the excess or deficient excess total return above or below a relative TRS hurdle equal to the total return of the SNL Equity REIT Index over the three-year measurement period (the “Relative TRS Component”). In the event that the Relative TRS Component is potentially positive because our TRS is greater than the total return of the SNL Equity REIT Index, but we achieve a cumulative absolute TRS below 27% over the three-year measurement period (equivalent to 9% per annum), the actual contribution to the outperformance pool from the Relative TRS Component will be subject to a sliding scale factor such that 0% will be earned if the Company’s TRS is negative and a percentage from 0% to 100% calculated by linear interpolation will be earned if the Company’s cumulative TRS over three years is between 0% and 27%. For example, if we achieve a cumulative absolute TRS of 18% over the full three-year measurement period (equivalent to a 6% absolute annual TRS), the potential Relative TRS Component would be prorated by 66.67%. The potential Relative TRS Component before application of the sliding scale factor will be capped at $40 million. In the event that the Relative TRS Component is negative because the Company’s TRS is less than the total return of the SNL Equity REIT Index, any outperformance reward potentially earned under the Absolute TRS Component will be reduced dollar for dollar, provided that the potential Absolute TRS Component before reduction for any negative Relative TRS Component will be capped at $40 million. The algebraic sum of the Absolute TRS Component and the Relative TRS Component determined as described above will never exceed $40 million. The aggregate value of the 2011 OPP awards was calculated as of the effective date of grant by an independent valuation expert in accordance with Accounting Standards Codification 718 “Compensation – Stock Compensation” (“ASC Topic 718”) at approximately $7.8 million, which amount will be amortized into earnings over the five-year term of the program under the graded vesting method. In connection with future annual OPP awards, the Compensation Committee expects to review the design features and performance hurdles to determine if adjustments are appropriate in light of then-existing market conditions.

2011 OPP awards were designated as a percentage of the aggregate outperformance pool, if any, calculated at the end of the measurement period. Rewards earned with respect to 2011 OPP awards will vest 25% on February 1, 2014, 25% on February 1, 2015, and 50% on February 1, 2016, based on continued employment. Vesting will be accelerated in the event of a change in control of the Company, termination of employment by the Company without cause, termination of employment by the award recipient for good reason, death, disability or retirement, although restrictions on transfer will continue to apply in certain of these situations. 2011 OPP awards were in the form of LTIP units issued on February 1, 2011 subject to forfeiture depending on the extent of rewards earned at the end of the measurement period. The aggregate number of LTIP units issued to recipients of the 2011 OPP awards was an estimate of the maximum number of LTIP units that they could earn, based on certain assumptions. The number of LTIP units actually earned by each award recipient will be determined at the end of the performance measurement period by dividing his or her share of the outperformance pool by the average closing price of a share of our common stock for the 15 trading days immediately preceding the measurement date. Our TRS and the TRS for the SNL Equity REIT Index over the three-year measurement period and other circumstances will determine how many LTIP units are earned by each recipient; if they are fewer than the number issued initially, the balance will be forfeited. Prior to the measurement date, LTIP units issued on account of 2011 OPP awards will be entitled to receive per unit distributions equal to one-tenth (10%) of the regular quarterly distributions payable on a common unit of limited partnership interest in our Operating Partnership (a “Common Unit”), but will not be entitled to receive any special distributions. After the measurement date, the number of LTIP units, both vested and unvested, which 2011 OPP award recipients have earned based on the establishment of an outperformance pool, will be entitled to receive distributions in an amount per unit equal to distributions, both regular and special, payable on a Common Unit.

The following table sets forth the 2011 OPP awards made to our named executive officers:

Name	Percentage of Aggregate Potential Outperformance Pool	Maximum Potential Reward Based on Aggregate Program Cap of $40,000,000	Grant Date Value of 2011 OPP Awards
Mr. Zuckerman	17.0%	$6,800,000	$1,327,700
Mr. D. Linde	13.0%	$5,200,000	$1,015,300
Mr. Ritchey	12.0%	$4,800,000	$937,200
Mr. Norville	12.0%	$4,800,000	$937,200
Mr. LaBelle	4.5%	$1,800,000	$351,450

Equity Award Grant Policy

Under our Equity Award Grant Policy, our annual grants are approved at a meeting of our Compensation Committee held on or around the third week of January each year. Beginning in 2007, the policy specifies the effective grant date for such awards as immediately following the closing of the New York Stock Exchange on the second trading day after the Company publicly releases its financial results for the prior year. We believe the new policy provides increased certainty and transparency for both employees and investors, while allowing the Compensation Committee the necessary flexibility in making decisions consistent with our past practices.

Our Compensation Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the New York Stock Exchange of a share of our common stock on the effective date of grant. To the extent these awards are paid in the form of stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the fair value of a ten-year option with the exercise price equal to the closing market price on the New York Stock Exchange of a share of our common stock on the effective date of grant, as calculated by an independent valuation expert in accordance with ASC Topic 718 using assumptions approved by the Compensation Committee.

The Equity Award Grant Policy did not apply to 2011 OPP awards. Because the 2011 OPP awards are not “full-value” awards immediately upon issuance, and only have value if certain TRS thresholds are satisfied based on performance above an initial baseline value, the Compensation Committee determined that the baseline value should be based on a five-day trading average. See “2011 Outperformance Awards” above.

LTIP Units

Since 2003 we have used a class of partnership interests in our Operating Partnership, called long term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under the 1997 Stock Plan, reducing availability for other equity awards on a one-for-one basis. We also used LTIP units for 2011 OPP awards.

LTIP units issued in connection with annual full-value equity awards (i.e., excluding 2011 OPP awards until and unless they have been earned based on performance), whether vested or not, receive the same per unit distributions as common units of our Operating Partnership, which equal per share dividends (both regular and special) on our common stock. This treatment with respect to distributions is analogous to the treatment of restricted stock.

The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events. This accretion to parity is driven by partnership tax rules and basically hinges on the circumstance under which LTIP units would become entitled to receive distributions upon a hypothetical liquidation of our Operating Partnership, such that executives will have the right to require our Operating Partnership to redeem their LTIP units at a value equivalent to that of an equal number of common units. Both the liquidation value and the redemption value of LTIP units are based on the book capital account associated with such units for tax purposes. Generally, the book capital account associated with LTIP units when they are initially issued is close to zero, while the book capital account associated with common units is equal on a per unit basis to the price per share of the Company’s common stock. Economic parity is reached when the book capital account of the LTIP units has grown, through special allocations of unrealized or realized gain, to be equal to that of an equal number of common units. Events that allow such special allocations under the partnership agreement and applicable federal tax regulations include: (1) the issuance by the Company of common stock, (2) the issuance by our Operating Partnership of common or other partnership units, (3) significant repurchases of common stock for cash, and (4) the redemption by the Company of common units for cash or other property, in each case so long as the price of the Company’s common stock at the time is greater than the price on the date on which the LTIP units were initially issued. If capital account parity with common units is reached, vested LTIP units become convertible into an equal number of common units. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

LTIP units are awarded in the alternative to restricted stock. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares to pay taxes on their restricted stock awards from prior years. Conversely, an executive who received LTIP units would generally be taxed only when he or she chooses to liquidate his or her LTIP units, rather than at the time of vesting.

Our Compensation Committee believes that using LTIP units for equity-based awards (1) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (2) advances the separate goal of promoting long-term equity ownership by executives (see “Mandatory Minimum Equity Ownership Policy for Senior Executives” below), (3) has no adverse impact on dilution as compared to using restricted stock, (4) does not increase our recorded expense on account of equity-based compensation awards, (5) further aligns the interests of executives with the interests of stockholders and (6) because LTIP units are offered by many of its peers, it enables the Company to remain competitive with its peers in recruiting and retaining talented executives. Based on these considerations, we offer eligible officers and employees a choice between restricted stock and LTIP units on a one-for-one basis for their time-based, long-term equity compensation awards and have used LTIP units for 2011 OPP awards. All of the named executive officers satisfy this requirement.

Mandatory Minimum Equity Ownership Policy for Senior Executives

Our Compensation Committee has always believed that it is important to align the interests of those in senior management positions with those of our stockholders. As one concrete step to ensure such alignment, on January 16, 2003, the Compensation Committee adopted a mandatory stock ownership requirement for senior management. Under this policy all executive vice presidents (and positions senior thereto) must achieve minimum equity ownership equal to three times their annual base salary and all senior vice presidents must achieve minimum equity ownership equal to two times their annual base salary, and then maintain such ownership during their continuing employment. Those persons who were senior executives on January 16, 2003 had until January 1, 2008 to achieve this ownership requirement, while those who were or may be hired or promoted to senior management positions after January 16, 2003 will have a five-year period beginning on January 1 of the year following their appointment. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, restricted stock, units of limited partnership interest of our Operating Partnership and LTIP units (excluding those issued on account of 2011 OPP awards, until and unless they have been earned based on performance), in each case both vested and unvested, and shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted. Our goal in imposing this stock ownership requirement is to demonstrate to our stockholders and the investment community that our senior management is personally committed to our continued financial success.

Employment Agreements

We have employment agreements (see “Potential Payments Upon Termination or Change in Control” below) with each of our named executive officers. These agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. In return, each executive agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We believe that these agreements are fair to the executives and to our stockholders because these agreements provide relatively modest severance in exchange for the negative covenants which protect us. Further, because the severance level is negotiated up front, it makes it easier for our Board to terminate executives for performance reasons without the need for protracted negotiations over severance.

Change in Control Arrangements

We also have an agreement with Mr. Zuckerman to provide him with certain severance benefits in the event of his termination under certain circumstances within 24 months following a “change in control.” (See “Potential Payments Upon Termination or Change in Control” below for further details.) We also have two change in control severance plans, one for our President, Executive Vice Presidents, the Chief Financial Officer and the Regional Office Heads, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide severance benefits in the event of termination of employment under certain circumstances within 24 months following a “change in control.” In all instances, these are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer. (See “Potential Payments Upon Termination or Change in Control” below for further details.) Under our 1997 Stock Plan, all equity awards become fully vested upon a change in control. In our experience, change in control protection for executive officers is common in the REIT industry. Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of equity grants upon a change in control. Very often, senior managers lose their jobs in connection with a change in control. By agreeing up front to provide severance benefits and accelerated vesting of equity grants in the event of a change in control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best merger consideration for our stockholders.

Our change in control arrangements also provide for a tax gross-up payment to our named executive officers and other executives covered in the two severance plans described above in the event they become subject to the 20% golden parachute excise tax. We agreed to this payment because at the time of adoption of these plans in 1998 it was market practice in the REIT industry and because our Compensation Committee believed that our management team should be able to receive what it bargained for without being subject to this tax.

Perquisites

We provide a car and a full-time driver for the use of Mr. Zuckerman, our Chairman and Chief Executive Officer. This allows our Chairman to use his time efficiently for business purposes during his travel time. The cost to the Company for the car and driver in 2010 was $206,795. For Messrs. D. Linde, Norville and Ritchey, we provide a monthly car allowance of $750, and we provide all of our executive officers a designated parking space. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Nonqualified Deferred Compensation” beginning on page 47.

Other Benefits

Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan, which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($245,000 in 2010)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all of our salaried employees.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Our Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we may not deduct compensation of more than $1 million paid to any “covered employee” unless the compensation is paid pursuant to a plan which is performance-related, nondiscretionary and has been approved by our stockholders. To the extent that such compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to ensure our executive officers are compensated in a manner consistent with our best interests and those of our stockholders. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Accounting for Stock-Based Compensation.

We account for stock-based awards in accordance with the requirements of ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

David A. Twardock, Chair

Lawrence S. Bacow

Dr. Jacob A. Frenkel

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation paid for 2010, 2009 and 2008 to each of our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		All Other Compensation ($)(10)	Total ($)(11)
Mortimer B. Zuckerman Chairman of the Board & Chief Executive Officer	2010	950,000		2,550,000	(3)	4,373,256	(6)(9)	221,810	8,095,066
	2009	986,538	(2)	2,000,000	(4)	4,893,369	(7)(9)	186,947	8,066,854
	2008	950,000		2,200,000	(5)	8,322,006	(8)(9)	145,708	11,617,714

Edward H. Linde(1) Former Chief Executive Officer	2010	18,269		26,027	(3)	0		0	44,296
	2009	986,538	(2)	1,800,000	(4)	3,020,309	(7)(9)	30,014	5,836,861
	2008	950,000		1,975,000	(5)	5,928,683	(8)(9)	9,504	8,863,187

Douglas T. Linde President	2010	550,000		1,300,000	(3)	1,954,008	(6)(9)	31,110	3,835,118
	2009	571,153	(2)	1,025,000	(4)	2,154,019	(7)(9)	31,456	3,781,628
	2008	550,000		1,125,000	(5)	4,686,161	(8)(9)	29,724	6,390,885

Raymond A. Ritchey Executive Vice President, Head of the Washington, D.C. Office and National Director of Acquisitions and Development	2010	600,000		1,300,000	(3)	2,050,000	(6)(9)	27,690	3,977,690
	2009	623,077	(2)	1,075,000	(4)	2,202,802	(7)(9)	28,036	3,928,915
	2008	600,000		1,175,000	(5)	4,686,161	(8)(9)	26,244	6,487,405

E. Mitchell Norville Executive Vice President, Chief Operating Officer	2010	475,000		1,100,000	(3)	1,535,292	(6)(9)	31,110	3,141,402

Michael E. LaBelle Senior Vice President, Chief Financial Officer and Treasurer	2010	313,846		450,000	(3)	488,502	(6)(9)	22,074	1,274,422
	2009	311,538	(2)	275,000	(4)	398,025	(7)(9)	22,110	1,006,673
	2008	290,192		300,000	(5)	541,056	(8)(9)	20,724	1,151,972

(1)	Mr. E. Linde served as Chief Executive Officer until his passing on January 10, 2010.
(2)	The Company’s salaried employees are paid on a bi-weekly pay period schedule on Fridays. In typical years, such as 2008, this results in 26 pay periods. However, because the first pay date for 2010 would have been January 1, 2010, a legal holiday, the Company issued paychecks for this pay date on December 31, 2009. This resulted in the Company having 27 pay periods in 2009 instead of the usual 26. As a result, the amount of “Salary” reported for 2009 for each of the named executive officers (other than Mr. LaBelle) is approximately 3.8% greater than for 2008 despite the fact that such executives did not receive any increase in their annual base salaries in 2009. Mr. LaBelle’s salary increased effective February 1, 2008. In 2010, the Company had the typical 26 pay periods.
(3)	For each of the named executive officers other than Mr. E. Linde, represents a cash bonus paid in 2011 in recognition of performance in 2010. For Mr. E. Linde, represents his accrued target bonus prorated for the ten days that Mr. E. Linde was employed during 2010.
(4)	Represents a cash bonus paid to each of the named executive officers in 2010 in recognition of performance in 2009.
(5)	Represents a cash bonus paid to each of the named executive officers in 2009 in recognition of performance in 2008.
(6)	Represents the total fair value of common stock and LTIP unit awards awarded in 2010, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(7)	Represents the total fair value of common stock and LTIP unit awards awarded in 2009, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
(8)	Represents the total fair value of common stock and LTIP unit awards and 2008 OPP awards awarded in 2008, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair values for the named executive officers relating to common stock and LTIP unit awards are as follows: Mr. Zuckerman – $5,501,677; Mr. E. Linde – $3,484,398; Mr. D. Linde – $2,429,898; Mr. Ritchey – $2,429,898; and Mr. LaBelle – $259,023. The grant date fair values for the named executive officers relating to 2008 OPP awards based upon the probable outcome of the performance conditions as of the grant date for the award are as follows: Mr. Zuckerman – $2,820,329; Mr. E. Linde –$2,444,285; Mr. D. Linde – $2,256,263; Mr. Ritchey – $2,256,263; and Mr. LaBelle – $282,033. The maximum value of the 2008 OPP awards assuming that the highest level of performance conditions was achieved are as follows: Mr. Zuckerman – $15,000,000; Mr. E. Linde – $13,000,000; Mr. D. Linde – $12,000,000; Mr. Ritchey – $12,000,000; and Mr. LaBelle – $1,500,000. To have value, the 2008 OPP awards required the Company to outperform absolute and relative return thresholds. On February 5, 2011, the measurement period for the 2008 OPP awards expired and the Company’s total return to stockholders was not sufficient for employees to earn and therefore become eligible to vest in any of the 2008 OPP awards.
(9)	A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2010 audited financial statements beginning on page 139 of our annual report on Form 10-K for the year ended December 31, 2010.
(10)	The table below shows the components of “All Other Compensation” for 2010, which include the life insurance premiums paid by us for group term life insurance, our match for each individual who made 401(k) contributions, the car and driver provided to Mr. Zuckerman, the car allowances provided to Messrs. D. Linde, Ritchey and Norville and the costs to the Company of providing parking spaces to each individual. The amounts shown for company car, driver and car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2008 and 2009 for each of the named executive officers were reported in our 2009 and 2010 proxy statements, respectively.

Component	Mr. Zuckerman	Mr. D. Linde	Mr. Ritchey	Mr. Norville	Mr. LaBelle
Life Insurance	$315	$630	$630	$630	$594
401(k) match	14,700	14,700	14,700	14,700	14,700
Car and Driver	206,795	0	0	0	0
Company Car/Car Allowance	0	9,000	9,000	9,000	0
Parking	0	6,780	3,360	6,780	6,780

Total “All Other Compensation”	$221,810	$31,110	$27,690	$31,110	$22,074

(11)	The amounts shown in the “Total” compensation column for each named executive officer equal the sum of all columns of the Summary Compensation Table.

2010 Grants of Plan-Based Awards

We have provided the following Grants of Plan-Based Awards table to provide additional information about stock awards granted to our named executive officers during the year ended December 31, 2010.

Name	Grant Date(1)	Date of Compensation Committee Approval	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mortimer B. Zuckerman	1/29/2010	1/19/2010	72,452	4,373,256
Edward H. Linde	1/29/2010	1/19/2010	0	0
Douglas T. Linde	1/29/2010	1/19/2010	32,372	1,954,008
Raymond A. Ritchey	1/29/2010	1/19/2010	31,601	2,050,000
E. Mitchell Norville	1/29/2010	1/19/2010	25,435	1,535,292
Michael E. LaBelle	1/29/2010	1/19/2010	8,093	488,502

(1)	For a discussion of the Company’s policy with respect to the effective grant dates for annual equity-based awards, see “Compensation Discussion and Analysis – Equity Award Grant Policy” above.
(2)	Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each named executive officer. Each named executive officer, except Mr. Ritchey, elected to receive all LTIP units. Mr. Ritchey elected to receive his award in the form of restricted common stock. Restricted common stock and LTIP units are awarded under the 1997 Stock Plan by the Compensation Committee of our Board of Directors. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2011, subject to acceleration under certain circumstances.
(3)	The amounts included in this column represent the full grant date fair value of the restricted common stock and LTIP unit awards computed in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2010 audited financial statements beginning on page 139 of our annual report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at December 31, 2010

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2010.

	Option Awards			Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Mortimer B. Zuckerman	0	N/A	N/A	9,516	(4)	819,328	0	0
				6,897	(5)	593,832
				31,221	(6)	2,688,128
				89,469	(7)	7,703,281
				72,452	(8)	6,238,117

Edward H. Linde(9)	0	N/A	N/A	0		0	0	0

Douglas T. Linde	80,000	32.62	1/17/2012	5,438	(4)	468,212	0	0
				3,350	(5)	288,435
				13,789	(6)	1,187,233
				39,384	(7)	3,390,962
				32,372	(8)	2,787,229

Raymond A. Ritchey	65,058	32.62	1/17/2012	5,438	(4)	468,212	0	0
				3,744	(5)	322,358
				13,789	(6)	1,187,233
				38,956	(7)	3,354,112
				31,601	(8)	2,720,846

E. Mitchell Norville	73,699	32.62	1/17/2012	2,492	(4)	214,561	0	0
				1,971	(5)	169,703
				11,057	(6)	952,008
				31,250	(7)	2,690,625
				25,435	(8)	2,189,954

Michael E. LaBelle	0	N/A	N/A	567	(4)	48,819	0	0
				332	(5)	28,585
				1,431	(6)	123,209
				7,278	(7)	626,636
				8,093	(8)	696,807

(1)	This table does not include LTIP unit and restricted common stock grants and grants of non-qualified stock options made in January 2011 reflecting performance in 2010 because they were not outstanding at the end of 2010. Such grants are described above under “Compensation Discussion and Analysis.”
(2)	The market value of such holdings is based on the closing price of our common stock as reported on the New York Stock Exchange on December 31, 2010 of $86.10 per share.
(3)

On February 5, 2008, the named executive officers received 2008 OPP awards. The number and market or payout value of equity incentive plan awards is based on the amount that the named executive officers would have earned under our 2008 OPP if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from February 5, 2008, the first day of the performance period, through December 31, 2010. Because the total return to stockholders during this period was less than that required for the named executive officers to earn awards under our 2008 OPP, no amounts were reported for the number and market or payout value. Any 2008 OPP awards earned based on performance would have vested 25% on February 5, 2011, 25% on February 5, 2012 and 50% on February 5, 2013, subject to exceptions discussed under “Potential Payments Upon Termination or Change in Control” below. However, on February 5, 2011, the measurement period for the 2008 OPP awards expired and the Company’s total return to stockholders was not sufficient for employees to earn and therefore become eligible to vest in any of the 2008 OPP awards.

(4)	On April 28, 2006, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 23,790 LTIP units; Mr. D. Linde – 13,594 LTIP units; Mr. Ritchey – 13,594 LTIP units; Mr. Norville – 6,230 LTIP units; and Mr. LaBelle – 425 LTIP units and 991 shares. These LTIP units and restricted common shares vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on January 15, 2009, 35% vesting on January 15, 2010 and 40% vesting on January 15, 2011, subject to acceleration under certain circumstances.
(5)	On February 2, 2007, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 27,585 LTIP units; Mr. D. Linde – 13,398 LTIP units; Mr. Ritchey – 14,974 LTIP units; Mr. Norville – 7,881 LTIP units; and Mr. LaBelle – 662 LTIP units and 662 shares. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2008, subject to acceleration under certain circumstances.
(6)	On February 1, 2008, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 62,441 LTIP units; Mr. D. Linde – 27,578 LTIP units; Mr. Ritchey – 27,578 LTIP units; Mr. Norville – 22,114 LTIP units; and Mr. LaBelle – 2,003 LTIP units and 858 shares. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2009, subject to acceleration under certain circumstances.
(7)	On February 2, 2009, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 119,292 LTIP units; Mr. D. Linde – 52,511 LTIP units; Mr. Ritchey – 25,970 LTIP units and 25,970 shares; Mr. Norville – 41,666 LTIP units; and Mr. LaBelle – 9,703 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2010, subject to acceleration under certain circumstances.
(8)	On January 29, 2010, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 72,452 LTIP units; Mr. D. Linde – 32,372 LTIP units; Mr. Ritchey – 31,601 shares; Mr. Norville – 25,435 LTIP units; and Mr. LaBelle – 8,093 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2011, subject to acceleration under certain circumstances.
(9)	In accordance with Mr. E. Linde’s employment agreement, all of his equity awards immediately vested upon his passing on January 10, 2010.

2010 Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our named executive officers in 2010 and the aggregate number of shares of common stock and LTIP units that vested in 2010. The value realized on exercise is the product of (1) the fair market value of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. The value realized on vesting is the product of (1) the fair market value of a share of common stock on the vesting date, multiplied by (2) the number of shares/LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Mortimer B. Zuckerman	406,089	18,276,196	74,452	5,052,606
Edward H. Linde(2)	0	N/A	148,722	10,090,788
Douglas T. Linde	48,635	2,317,075	35,717	2,422,713
Raymond A. Ritchey	65,000	3,198,611	35,968	2,439,804
E. Mitchell Norville	25,976	1,184,459	24,578	1,669,308
Michael E. LaBelle	433	22,632	4,740	321,804

(1)	For Messrs. Zuckerman, E. Linde, D. Linde and Norville, represents LTIP units that vested in 2010. For Mr. Ritchey, represents 29,476 LTIP units and 6,492 shares of common stock that vested in 2010. For Mr. LaBelle, represents 3,240 LTIP units and 1,500 shares common stock that vested in 2010.
(2)	In accordance with Mr. E. Linde’s employment agreement, all of his equity awards immediately vested upon his passing on January 10, 2010.

Nonqualified Deferred Compensation

We provide our executives with the opportunity to defer up to 20% of their base salary and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of 14 measurement funds which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.

The table below summarizes the annual rates of return for the year ended December 31, 2010 for the 14 measurement funds:

Allianz NFJ Dividend Value Fund	13.25%	Oakmark Equity & Income	9.50%
American Beacon Small Cap Value	25.67%	PIMCO Low Duration Bond	4.70%
Artisan Mid Cap	31.57%	PIMCO Total Return Bond	8.56%
Buffalo Small Cap	16.59%	T. Rowe Price Equity Index	14.71%
Davis NY Venture	12.11%	T. Rowe Price Growth Stock	16.93%
Dodge & Cox International	13.69%	T. Rowe Price Mid-Cap Value	16.45%
Domini Social Equity	13.69%	Virtus Real Estate Securities A	27.54%

Benefits under the deferred compensation plan are generally paid in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (age 55 with five years of service) or the executive’s death, or in a lump sum or annual installments for a period of up to 15 years (as previously selected by the executive) upon the executive’s retirement. Payment will generally start or be made by January 15 following the year of termination or retirement, or six months after the executive’s termination or retirement, whichever is later. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

The following table shows deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2010, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance of each named executive officer under the deferred compensation plan as of December 31, 2010.

Name	Executive Contributions in 2010 ($)(1)(2)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2010($)(2)
Mortimer B. Zuckerman	0	0	0	0	0
Edward H. Linde	3,654	0	(30,978)	3,063,064	0
Douglas T. Linde	0	0	0	0	0
Raymond A. Ritchey	0	0	75,016	0	626,697
E. Mitchell Norville	0	0	5,388	0	63,151
Michael E. LaBelle	58,885	0	33,967	0	219,875

(1)	These amounts do not include any contributions out of bonus payments that were made during 2011 in recognition of performance in 2010.
(2)	Of the amounts reported in the contributions column, (a) all of Mr. E. Linde’s contributions and $31,385 of Mr. LaBelle’s contributions are also included in the Summary Compensation Table as salary for 2010 and (b) $27,500 of Mr. LaBelle’s contributions are also included in the Summary Compensation Table as bonus for 2009 that was paid in 2010. Of the amounts reported in the aggregate balance column, (a) $60,000 of Mr. Ritchey’s aggregate balance and $10,000 of Mr. LaBelle’s aggregate balance were also included in the Summary Compensation Table as salary for 2008 and $31,154 of Mr. LaBelle’s aggregate balance was also included in the Summary Compensation Table as salary for 2009 and (b) $117,500 of Mr. Ritchey’s aggregate balance and $30,000 of Mr. LaBelle’s aggregate balance are also included in the Summary Compensation Table as bonus for 2008 that was paid in 2009.

Potential Payments Upon Termination or Change in Control

Mr. Mortimer B. Zuckerman, our Chairman and Chief Executive Officer, has an employment and noncompetition agreement with us. During the term of the agreement, Mr. Zuckerman will devote a majority of his business time to our business and affairs. The initial term of the agreement was three years beginning on January 17, 2003, with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Apart from base salary, Mr. Zuckerman is eligible to receive bonus compensation, including equity-based incentive compensation, to be determined in the discretion of the Compensation Committee of our Board of Directors. The base salary of Mr. Zuckerman is to be reviewed annually by the Compensation Committee and may be increased but not decreased at its discretion.

Mr. Zuckerman’s employment with us may be terminated for “cause” by us for (1) gross negligence or willful misconduct, (2) an uncured breach of any of his material duties under the employment agreement, (3) fraud or other conduct against our material best interests, or (4) an indictment of a felony if such indictment has a material adverse effect on our interests or reputation. In addition, Mr. Zuckerman may terminate his employment for “good reason,” which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under his employment agreement, (2) a breach by us of any of our material obligations under his employment agreement, or (3) a material change in the geographic location at which he must perform his services.

If the employment of Mr. Zuckerman is terminated by us “without cause” or by Mr. Zuckerman for “good reason,” then he will be entitled to the amount of his accrued and unpaid target bonus prorated for the number of days actually employed during the year in which his employment is terminated. In addition, he will be entitled to a severance amount payable over a 12-month period equal to the sum of (x) his base salary plus (y) the amount of his cash bonus received in respect of the immediately preceding year; provided, however, that if any such payment would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after his separation from service or (2) his death, and the initial payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of such provision. Mr. Zuckerman is also entitled to an additional 12 months of vesting in his stock-based awards and, subject to payment of premiums, may also participate in our health plan for up to 12 months.

In the event Mr. Zuckerman’s employment with us is terminated by reason of death or disability, he or his beneficiary will be entitled to his accrued and unpaid target bonus prorated for the number of days actually employed during the year in which his employment is terminated. In addition, his equity grants will become fully vested and, subject to payment of premiums, he or his spouse and dependents may also participate in our health plan for up to 18 months.

The employment agreement prohibits Mr. Zuckerman, while he is our director or officer and for one year thereafter, from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property, (2) intentionally interfering with our relationships with our tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting our tenants or employees. Pursuant to the employment agreement, however, Mr. Zuckerman may engage in minority interest passive investments which include the acquisition, holding, and exercise of voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, Mr. Zuckerman is expressly permitted to participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities provided that such activities do not materially restrict his ability to fulfill his obligations to us as an employee and officer. In addition, the employment agreement provides that the noncompetition provision shall not apply if Mr. Zuckerman’s employment is terminated following our change in control.

Mr. E. Linde, our former Chief Executive Officer, passed away on January 10, 2010. He also had an employment and noncompetition agreement with us. The agreement was identical to Mr. Zuckerman’s agreement except that the initial term of that agreement began November 29, 2002 and it provided that Mr. E. Linde would devote substantially all of his business time to our business and affairs.

Messrs. D. Linde, Ritchey, Norville and LaBelle have similar employment agreements, except that the initial terms of the employment agreements are two years instead of three years, and these employees are permitted to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only. Additionally, the geographic scope of the noncompetition provisions contained in the employment agreements is limited to our markets at the time of termination of their employment.

The current base salaries for Messrs. Zuckerman, D. Linde, Ritchey, Norville and LaBelle are set forth in the “Compensation Discussion and Analysis” section in this proxy statement.

We entered into a severance agreement with Mr. Zuckerman on July 30, 1998. The severance agreement provides for severance benefits to Mr. Zuckerman in the event of his termination under certain circumstances within 24 months following a “change in control.” In the event a “terminating event” occurs within 24 months following a “change in control,” Mr. Zuckerman will receive a lump sum amount equal to $3,630,000 within thirty-one days following the date of termination; provided, however that if the change in control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, then such amount will be payable over a 12-month period. Health, dental and life insurance benefits are provided for three (3) years following termination. Finally, the severance agreement provides for tax protection in the form of excise tax gross-up as well as financial counseling, tax preparation assistance and outplacement counseling. Notwithstanding the foregoing, if any payment or benefit that Mr. Zuckerman becomes entitled to receive under the severance agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment or benefit shall be payable or provided prior to the date that is the earlier of (i) six months and one day after his separation from service, or (ii) his death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of termination. On or before Mr. Zuckerman’s date of termination, we will make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.

We had also entered into an identical severance agreement with Mr. E. Linde on July 30, 1998. Because death is not a “terminating event” under the agreement, the Company did not make any payments to Mr. E. Linde under the severance agreement following his passing on January 10, 2010.

We adopted the Boston Properties, Inc. Senior Executive Severance Plan (referred to as the “severance plan”) on July 30, 1998 in order to reinforce and encourage the continued attention and dedication of the President, Executive Vice Presidents, the Chief Financial Officer and the Regional Office Heads. Messrs. D. Linde, Ritchey, Norville and LaBelle are covered under the severance plan. The severance plan provides for the payment of severance benefits to each such executive officer in the event of termination under certain circumstances within 24 months following a “change in control” of three (3) times such executive officer’s annual base salary and three (3) times the amount of the average annual bonus earned by the executive officer with respect to the three (3) calendar years immediately prior to the “change in control” less any amount paid or payable to such executive officer by us under the terms of any employment agreement or other plan. Tax protection, financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance are the same as described above in the severance agreement with Mr. Zuckerman. Notwithstanding the foregoing, if any payment or benefit that the employee becomes entitled to receive under the severance plan would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment or benefit shall be payable or provided prior to the date that is the earlier of (i) six months and one day after the employee’s separation from service, or (ii) the employee’s death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of termination. On or before the employee’s date of termination, we will make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.

The following tables show potential payments and benefits that would have been provided to our named executive officers upon the occurrence of a change in control and certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2010. The closing market price of our common stock on the New York Stock Exchange on December 31, 2010 was $86.10 per share. In the case of Mr. E. Linde, the amounts are calculated on January 10, 2010, the date of his passing.

	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Mortimer B. Zuckerman
Bonus	950,000	0	0	950,000
Severance	2,950,000	3,630,000	0	0
Unvested Equity Awards(2)(3)	6,884,470	18,042,686	18,042,686	18,042,686
2008 OPP Awards(4)	0	0	0	0
Benefits Continuation	13,152	40,401	0	19,728
Other Benefits(5)	0	665,000	0	0
Excise Tax Gross-Up	0	0	0	0

Total	10,797,622	22,378,087	18,042,686	19,012,414

Edward H. Linde(6)
Bonus	0	0	0	26,027
Severance	0	0	0	0
Unvested Equity Awards(2)(3)	0	0	0	10,090,788
2008 OPP Awards(4)	0	0	0	0
Benefits Continuation	0	0	0	5,705
Other Benefits(5)	0	0	0	0
Excise Tax Gross-Up	0	0	0	0

Total	0	0	0	10,122,520

Douglas T. Linde
Bonus	550,000	0	0	550,000
Severance	1,575,000	5,000,000	0	0
Unvested Equity Awards(2)(3)	3,177,348	8,122,071	8,122,071	8,122,071
2008 OPP Awards(4)	0	0	0	0
Benefits Continuation	16,074	50,112	0	24,111
Other Benefits(5)	0	390,000	0	0
Excise Tax Gross-Up	0	0	0	0

Total	5,318,422	13,562,183	8,122,071	8,696,182

Raymond A. Ritchey
Bonus	600,000	0	0	600,000
Severance	1,675,000	5,300,000	0	0
Unvested Equity Awards(2)(3)	3,182,428	8,052,761	8,052,761	8,052,761
2008 OPP Awards(4)	0	0	0	0
Benefits Continuation	14,612	42,726	0	21,918
Other Benefits(5)	0	410,000	0	0
Excise Tax Gross-Up	0	0	0	0

Total	5,472,040	13,805,487	8,052,761	8,674,679

	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
E. Mitchell Norville
Bonus	475,000	0	0	475,000
Severance	1,325,000	3,315,000	0	0
Unvested Equity Awards(2)(3)	2,304,553	6,216,851	6,216,851	6,216,851
2008 OPP Awards(4)	0	0	0	0
Benefits Continuation	16,074	50,112	0	24,111
Other Benefits(5)	0	340,000	0	0
Excise Tax Gross-Up	0	0	0	0

Total	4,120,627	9,921,963	6,216,851	6,715,962

Michael E. LaBelle
Bonus	315,000	0	0	315,000
Severance	590,000	1,710,000	0	0
Unvested Equity Awards(2)(3)	522,024	1,524,056	1,524,056	1,524,056
2008 OPP Awards(4)	0	0	0	0
Benefits Continuation	16,074	50,004	0	24,111
Other Benefits(5)	0	193,000	0	0
Excise Tax Gross-Up	0	730,993	0	0

Total	1,443,098	4,208,053	1,524,056	1,863,167

(1)	Under our 1997 Stock Plan, unless otherwise provided by the Compensation Committee at the time of grants, all equity grants become fully vested upon a change in control. For termination in connection with a change in control, assumes termination occurs simultaneously with the change in control.
(2)	In the event of an involuntary not for cause termination or a good reason termination prior to a change in control, the vesting of equity awards will be accelerated by 12 months. Accordingly, the following shares of restricted common stock and LTIP units would have vested: Mr. Zuckerman – 79,959 LTIP units; Mr. D. Linde – 36,903 LTIP units; Mr. Ritchey – 22,569 LTIP units and 14,393 shares of restricted common stock; Mr. Norville – 26,766 LTIP units and Mr. LaBelle – 5,286 LTIP units and 777 shares of restricted common stock.
(3)	In the event of (a) an involuntary not for cause termination or a good reason termination following a change in control, (b) a change in control without termination or (c) death or disability, all outstanding equity awards become fully vested. At December 31, 2010, Messrs. Zuckerman, D. Linde, Ritchey, Norville and LaBelle held unvested restricted common stock and LTIP units as follows: Messrs. Zuckerman – 209,555 LTIP units; Mr. D. Linde – 94,333 LTIP units; Mr. Ritchey – 42,449 LTIP units and 51,079 shares of restricted common stock; Mr. Norville – 72,205 LTIP units and Mr. LaBelle – 16,709 LTIP units and 992 shares of restricted common stock.
(4)

Pursuant to the terms of the 2008 OPP awards, the performance-based vesting conditions of these awards could have been satisfied in the event of a change in control, depending on the per share consideration paid, and the time-based restrictions applicable to a recipient’s award would have been reduced or eliminated in the event of a change in control of the Company, the death or disability of the recipient or the termination of the recipient’s employment by the Company without cause or by the recipient for good reason. In the event of a change in control as of December 31, 2010, none of the 2008 OPP awards would have been earned assuming the per share consideration in the change in control transaction equaled the closing stock price on December 31, 2010. In addition, because none of the 2008 OPP awards would have been earned if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2010, the foregoing tables do not ascribe any value to the reduction or elimination of any time-based restrictions that would have occurred if any of the various events described above had occurred on December 31, 2010. On February 5, 2011, the performance period for the 2008 OPP awards ended, and all of the awards expired unearned.

(5)	Includes outplacement services valued at 20% of current base salary and bonus with respect to the immediately preceding year paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.
(6)	Mr. E. Linde passed away on January 10, 2010 at which time all of his unvested equity awards became vested. The Company also paid Mr. E. Linde a bonus of $26,027 representing his accrued and unpaid target bonus prorated for the ten days that Mr. E. Linde was employed during 2010.

The amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•

distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “Nonqualified Deferred Compensation” beginning on page 47 for the plan balances of each named executive officer under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

Compensation Risks

The Compensation Committee, with assistance from its independent compensation consultant, reviewed the elements of executive and non-executive compensation to determine whether they encourage excessive risk-taking and concluded that:

•	significant weighting towards long-term incentive compensation discourages short-term risk-taking;

•

performance goals are set to avoid creating incentives for excessive risk-taking and their achievement does not automatically entitle management to formulaic cash bonuses or equity awards, which are at the discretion of the Compensation Committee;

•	vesting schedules for restricted stock, LTIP units and non-qualified stock options cause management to have a significant amount of unvested awards at any given time; and

•

share ownership guidelines require management to hold a certain amount of our stock, such that an appropriate portion of each senior officer’s personal wealth is aligned with our long-term performance.

The Compensation Committee focuses primarily on the compensation of named executive officers and regional managers because risk-related decisions depend predominantly on their judgment. The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. As described in “Compensation Discussion and Analysis,” the Compensation Committee endeavors to put in place for management incentives that cultivate a level of risk-taking behavior consistent with our business strategies and relies to a significant extent on subjective considerations to temper the potential for formulae or objective factors to influence risk-taking.

COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors. During 2010, we paid our non-employee directors:

•	an annual cash retainer of $50,000 (payable in quarterly installments) for their services;

•	an annual cash retainer of $15,000 (payable in quarterly installments) to the chair of each of the Audit Committee, Compensation Committee and NCG Committee;

•	an annual retainer of $15,000 (payable in quarterly installments) to Mr. Twardock for his service on the Significant Transactions Committee;

•	$1,500 for each Board of Directors meeting attended;

•	$1,500 to the members of the Audit Committee for each Audit Committee meeting attended; and

•	$1,000 to the members of each of the Compensation Committee and NCG Committee for each committee meeting attended.

Committee attendance fees are received whether or not the committee meeting is held on the same day as a meeting of our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Ms. Einiger and Messrs. Iseman, Patricof, Salomon and Twardock each made an election, in accordance with our 1997 Stock Plan and approved by our Board of Directors, to defer all cash retainer and meeting attendance fees payable to such director during 2010 and to receive his or her deferred cash compensation in the form of our common stock upon the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the New York Stock Exchange on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date. Payment of a director’s account may only be made in a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account upon the director’s retirement from our Board of Directors. Ms. Baird and Messrs. Bacow and Turchin revoked their elections to defer all cash retainer and meeting attendance fees effective January 1, 2010. Ms. Baird reinstated her election effective January 1, 2011.

Additionally, in 2010 each continuing non-employee director was entitled to receive, on the fifth business day after the annual meeting of stockholders, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $65,000 (prorated for the time actually served). In addition, any new non-employee director was entitled to receive, on the fifth business day after his or her initial election to our Board of Directors, a number of shares of restricted common stock (or, if offered by the Board of Directors and elected by such director, LTIP units) valued at $35,000. These annual and initial grants are made pursuant to a policy adopted by the Board of Directors so that the equity compensation of non-employee directors will be determined by a formula. The actual number of shares of restricted common stock or LTIP units that we grant is determined by dividing the fixed value of the grant by the closing market price of our common stock on the New York Stock Exchange on the grant date. Pursuant to this policy, on March 3, 2010, Dr. Frenkel received an initial grant of 509 LTIP Units and on May 25, 2010, Mses. Baird and Einiger and Messrs. Bacow, Iseman, Patricof, Turchin and Twardock each received 868 LTIP Units or shares of restricted common stock and Dr. Frenkel received 217 LTIP units (prorated for his service). Annual grants of LTIP units and restricted common stock made prior to May 19, 2008 vested in equal annual installments on the first and second anniversaries of the grant date. Annual grants of LTIP units and restricted common stock made in 2008, 2009 and 2010 to non-employee directors vest over a two-year period with (1) 50% of such awards vesting on the earlier of (i) the first anniversary of the date of grant and (ii) the date of the next annual meeting of stockholders and (2) 50% of such awards vesting on the earlier of (i) the second anniversary of the date of grant and (ii) the date of the second annual meeting of stockholders following the date of grant. Initial grants of LTIP units and restricted common stock to new non-employee directors made prior to January 1, 2011 vest in equal annual installments on the first and second anniversaries of the grant date.

The Compensation Committee reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors, and the full Board of Directors is responsible for approving any changes to the compensation program for non-employee directors. The compensation program for non-employee directors remained the same for calendar years 2007 through 2010. The Compensation Committee currently expects that it will review the compensation of non-employee directors once every two years and as circumstances arise that may dictate otherwise. In accordance with this policy, in the fall of 2010, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), an independent compensation consultant, to assist it in conducting a competitive review of the Company’s non-employee director compensation program. More specifically, Cook reviewed (1) how the use of each component of total compensation (e.g., cash retainers, meeting fees and equity awards) compared to market practice, and (2) how the total compensation for Board and committee members compared to market practice. Cook’s report presented data comparing our director compensation to market levels using three distinct peer groups – the same expanded and selective office peer groups used by the Compensation Committee in evaluating executive compensation and a group of eleven diversified financial service companies. While management interacted with Cook throughout its process, the Compensation Committee oversaw the selection of the peer groups and the overall project. Cook’s findings showed that total annualized compensation paid to the non-employee directors was positioned between the 25th percentile and the median of the expanded and selective office peer groups, and below the 25th percentile of the diversified financial peer group. Based on those findings and Cook’s recommendations, the Compensation Committee recommended targeting total compensation at approximately the 75th percentile of the expanded peer group, and our Board of Directors approved the following compensation program for non-employee directors, effective as of January 1, 2011:

•	an annual cash retainer of $60,000 (payable in quarterly installments) for their services;

•	an annual cash retainer of $15,000 (payable in quarterly installments) to the chair of each of the Audit Committee, Compensation Committee and NCG Committee;

•	$1,500 for each Board of Directors meeting attended; and

•	$1,500 to the members of each of the Audit Committee, Compensation Committee, NCG Committee and Significant Transactions Committee for each committee meeting attended.

In addition, beginning with the 2011 annual meeting of stockholders, our Board of Directors approved an increase in the value of the shares of restricted stock (or, if offered by the Board of Directors and elected by such director, LTIP units) each continuing non-employee director is entitled to receive on the fifth business day after each annual meeting of stockholders to $85,000 with 100% of the award vesting on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders. The value of the shares of restricted stock (or, if offered by the Board of Directors and elected by such director, LTIP units) each new non-employee director is entitled to receive was also increased to $85,000, which amount will be prorated based on the number of months from the date the director is first appointed or elected to our Board of Director to the date of the Company’s next annual meeting of stockholders. Initial grants will vest on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.

Director Compensation

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Lawrence S. Bacow	80,000	65,000	145,000
Zoë Baird	84,500	60,481	144,981
Carol B. Einiger	75,500	65,000	140,500
Dr. Jacob A. Frenkel	58,500	47,687	106,187
Frederick J. Iseman	47,575	60,481	108,056
Alan J. Patricof	92,000	60,481	152,481
Richard E. Salomon	32,362	0	32,362
Martin Turchin	60,500	62,740	123,240
David A. Twardock	100,875	65,000	165,875

(1)	Ms. Einiger and Messrs. Iseman, Patricof, Salomon and Twardock deferred their cash fees earned during 2010 and received in lieu thereof deferred stock units pursuant to our 1997 Stock Plan as described above. The following table summarizes the deferred stock units credited to the director accounts during 2010, as well as the aggregate number of deferred stock awards (including dividend equivalents) accumulated in their deferral accounts for all years of service as a director. The deferred stock awards earned in prior years by Ms. Baird and Messrs. Bacow and Turchin continued to accumulate dividend equivalents.

Name	Deferred Stock Units Earned during 2010 (#)	Account Balance as of December 31, 2010 (#)
Lawrence S. Bacow	236	9,237
Zoë Baird	105	4,016
Carol B. Einiger	1,153	8,091
Dr. Jacob A. Frenkel	0	0
Frederick J. Iseman(a)	655	0
Alan J. Patricof	1,742	23,266
Richard E. Salomon(b)	679	0
Martin Turchin	446	17,463
David A. Twardock	1,538	11,144

(a)	On October 8, 2010, the date of Mr. Iseman’s resignation from our Board of Directors, the Company issued 2,132 shares of common stock to Mr. Iseman in settlement of his deferred stock award account.
(b)	On May 18, 2010, the date of Mr. Salomon’s retirement from our Board of Directors, the Company issued 18,384 shares of common stock to Mr. Salomon in settlement of his deferred stock award account.

(2)	Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2010, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2010 audited financial statements beginning on page 139 of our annual report on Form 10-K for the year ended December 31, 2010. As of December 31, 2010, our non-employee directors had the following unexercised option awards and unvested equity awards outstanding:

Name	Stock Options (#)	LTIP Units (#)	Common Stock (#)
Lawrence S. Bacow	0	710	868
Zoë Baird	0	868	710
Carol B. Einiger	0	710	868
Dr. Jacob A. Frenkel	0	726	0
Frederick J. Iseman(a)	0	0	0
Alan J. Patricof	0	1,578	0
Richard E. Salomon(b)	0	0	0
Martin Turchin	5,779	1,144	434
David A. Twardock	0	710	868

(a)	Mr. Iseman forfeited 1,904 LTIP Units on October 8, 2010, the date of his resignation from our Board of Directors.
(b)	Mr. Salomon forfeited 710 shares of restricted common stock on May 18, 2010, the date of his retirement from our Board of Directors.

Director Stock Ownership Guidelines

Our Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in Boston Properties. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, our deferred stock units (and related dividend equivalent rights), and LTIP units, Series Two preferred units (on an as-converted basis) and common units in our Operating Partnership, whether vested or not, equal to at least the aggregate number of such shares or units received by the director as annual retainers during the first three years following the later of: (a) our 2007 annual meeting of stockholders or (b) our annual meeting of stockholders at which the director was initially elected or, if earlier, the first annual meeting of stockholders following the initial appointment of the director. Compliance with these ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in the Company shall be exempt from this requirement. The NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Messrs. Twardock, Bacow and Frenkel. Ms. Baird and Messrs. Salomon and Iseman also served on our Compensation Committee during the fiscal year ended December 31, 2010. None of these persons has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations of the SEC.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Proposal

As required by Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory, and therefore not binding on Boston Properties, the Compensation Committee or our Board of Directors. However, our Board and our Compensation Committee value the opinions of our stockholders and intend to take into account the results of the vote when considering future compensation decisions for our named executive officers.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board will be voted FOR this proposal unless instructions to the contrary are given.

PROPOSAL 3: FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Proposal

Section 14A of the Exchange Act requires us to submit a non-binding, advisory proposal to stockholders at least once every six years to determine whether advisory votes on executive compensation, such as Proposal 2 of this proxy statement, should be held every one, two or three years.

After careful consideration, our Board has determined that an advisory vote on named executive officer compensation that occurs every year is the most appropriate alternative for Boston Properties, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

Annual votes will provide us with the clearest feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in our proxy statements is compensation granted in or for the prior fiscal year. Additionally, our Compensation Committee evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide us with the clearest and most timely feedback of the three alternatives. This feedback may then be considered by our Compensation Committee in its next annual decision making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay proposal to stockholders on an annual basis is not expected to impose substantial additional costs.

On this proposal, stockholders may vote for one of the following alternatives: every year (box “1 Yr” on the proxy card), every two years (box “2 Yrs” on the proxy card), every three years (box “3 Yrs” on the proxy card), or abstain. By selecting one of these alternatives, stockholders are voting to approve the alternative voted for (or abstain from this vote), and are not voting to approve or disapprove of our recommendation. The vote on this proposal is advisory, and therefore not binding on Boston Properties or our Board of Directors. However, our Board values the opinions of our stockholders and intends to consider the results of this vote when determining how frequently to submit advisory votes on named executive officer compensation to our stockholders in the future. We understand that our stockholders may have different views as to what is the best approach for Boston Properties, and we look forward to reviewing the voting results on this proposal.

Vote Required

In order for any of the three alternatives regarding the frequency of future advisory votes on named executive officer compensation to be approved, it must receive the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal. Because there are three alternatives, it is possible that none of the three alternatives will be approved. However, stockholders will still be able to communicate their preference with respect to this advisory vote by choosing from among these three alternatives even if none of the alternatives is approved. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote for a frequency of EVERY YEAR (box “1 YR” on the proxy card) for future advisory stockholder votes on executive compensation. Properly authorized proxies solicited by the Board will be voted for the alternative of EVERY YEAR unless instructions to the contrary are given.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2011. PricewaterhouseCoopers LLP has audited our consolidated financial statements since our initial public offering in June 1997. Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Boston Properties and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$1,186,560	$1,062,235
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	143,500	225,200

Subtotal	1,330,060	1,287,435

Audit-Related Fees
Audits required by lenders, joint ventures, tenants and employee benefit plans	186,523	204,174

Tax Fees
Recurring tax compliance	180,777	320,912
Tax planning and research	106,843	142,783
REIT and other compliance matters	41,234	61,951
Tax assistance for potential transactions	224,062	119,849
Sales and use tax examinations	35,214	0

Subtotal	588,130	645,495

All Other Fees
Software licensing fee	1,800	1,500

Total	$2,106,513	$2,138,604

Auditor Fees Policy

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2010 and 2009 fiscal years.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board will be voted FOR this proposal unless instructions to the contrary are given.

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2010 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2010.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

Alan J. Patricof, Chair

Lawrence S. Bacow

Carol B. Einiger

PROPOSAL 5: STOCKHOLDER PROPOSAL

Proposal Concerning the Preparation of a Sustainability Report

The Office of the Comptroller of the City of New York, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund, and as custodian of the New York City Board of Education Retirement System (collectively, the “Funds”), beneficial holder of an aggregate of 1,427,461 shares of common stock of Boston Properties, has given formal notice that the Funds intend to introduce the following resolution at the 2011 annual meeting and have furnished the following statements in support of its proposal:

WHEREAS:    Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to be accepted in their communities and to prosper long-term. According to Innovest, an environmental investment research consultant, major investment firms including ABN-AMRO, Neuberger Berman, Schroders, T. Rowe Price, and Zurich Scudder subscribe to information on companies’ social and environmental practices.

Sustainability refers to development that meets present needs without impairing the ability of future generations to meet their own needs. The Dow Jones Sustainability Group defines corporate sustainability as “a business approach that creates long-term shareholder value by embracing opportunities and managing risks deriving from economic, environmental and social developments.”

Globally, over 1,900 companies produce reports on sustainability issues (www.corporateregister.com), including more than half of the global Fortune 500 (KPMG International Survey of Corporate Responsibility Reporting 2005).

Companies increasingly recognize that transparency and dialogue about sustainability are elements of business success. For example, Unilever’s Chairman stated in a 2003 speech, “So when we talk about corporate social responsibility, we don’t see it as something business “does” to society but as something that is fundamental to everything we do. Not just philanthropy or community investment, important though that is, but the impact of our operations and products as well as the interaction we have with the societies we serve.”

An October 6, 2004 statement published by social research analysts reported that they value public reporting because “we find compelling the large and growing body of evidence linking companies’ strong performance addressing social and environmental issues to strong performance in creating long-term shareholder value. We believe that companies can more effectively communicate their perspectives and report performance on complex social and environmental issues through a comprehensive report than through press releases and other ad hoc communications.” (www.socialinvest.org)

RESOLVED:    Shareholders request that the Board of Directors issue a report to shareholders, by June 30, 2012, at reasonable cost and omitting proprietary information, on the Company’s sustainability policies and performance, including multiple, objective statistical indicators.

Supporting Statement

The report should include the Company’s definition of sustainability, as well as a company-wide review of company policies, practices, and indicators related to measuring long-term social and environmental sustainability.

We recommend that the Company use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights, and labor communities. The Guidelines provide guidance on report content, including performance in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that permits the omission of content that is not relevant to company operations. Over 900 companies use or consult the Guidelines for sustainability reporting.

Boston Properties’ Statement regarding Stockholder Proposal

As one of the nation’s leading office REITs, we are already committed to improving our natural resource efficiency and demonstrating that the operation and development of commercial real estate can be conducted with a conscious regard for the environment while mutually benefiting our tenants, investors, employees and the communities in which we operate. We support the idea that we should issue a sustainability report to our stockholders that makes our efforts relating to sustainability more transparent. To that end, in November 2010, we published a sustainability report on our website that is intended to communicate our sustainability efforts and performance.

Our sustainability report, which is accessible by clicking on the link “Sustainability” that is prominently displayed on our website homepage at http://www.bostonproperties.com, describes our concept and definition of sustainability and provides detailed information, including multiple, objective statistical factors, on our initiatives to promote sustainability. This information is accessible through links to pages on our sustainability webpage focused on Energy Usage, LEED® (Leadership in Energy and Environmental Design), Recycling and Solid Waste Management, Water Conservation, Green Cleaning and Case Studies, which describe our policies, practices and performance relating to these initiatives

Our sustainability report addresses the aspects of sustainability that we believe are most relevant to our business and to our stockholders. In developing our sustainability report, we considered the sustainability reporting guidelines published by the Global Reporting Initiative (“GRI”), a not-for-profit organization located in Amsterdam, the Netherlands, as well as other potential frameworks for reporting. Ultimately, our sustainability report did not purport to follow any particular framework, but rather was customized to focus on the aspects of sustainability that we considered to be most relevant to our business as an owner and developer of commercial real estate. By tailoring our sustainability report to our business as opposed to following a one-size-fits-all framework, we generated a sustainability report that we believe is more useful to potential users.

In addition, we believe the additional information that would appear in a sustainability report prepared in accordance with the GRI guidelines would provide only a limited marginal benefit to our investors and, as a result, does not justify the resources required to prepare such a report. Fully complying with GRI guidelines can be an expensive and extensive undertaking requiring substantial financial and personnel commitments and the engagement of consultants with specialized expertise. We believe that the report we have published is consistent with the stockholder’s request that the report produced be “at reasonable cost.” We believe that the report we have published is also consistent with the previously expressed views of our stockholders, who considered and rejected proposals requesting us to prepare a sustainability report at our 2009 and 2010 annual meetings of stockholders.

Because we have already published a sustainability report that we believe is well tailored to our company, while also being at a reasonable cost, our Board of Directors recommends that our stockholders vote against this proposal.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote AGAINST this proposal. Properly authorized proxies solicited by the Board will be voted AGAINST this proposal unless instructions to the contrary are given.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Director Independence” beginning on page 5 of this Proxy Statement.

Since January 1, 2010, the Company has paid a firm controlled by Mr. Raymond A. Ritchey’s brother aggregate leasing commissions of approximately $1,245,125. Given current leasing activity, the Company expects to pay additional commissions to this firm during 2011. Mr. Ritchey is an Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

On June 30, 1998, we acquired from entities controlled by Mr. Alan B. Landis, who is the brother of Mr. Mitchell S. Landis, the Senior Vice President and Regional Manager of our Princeton office, a portfolio of properties known as the Carnegie Center Portfolio and Tower Center One and related operations and development rights (collectively, the “Carnegie Center Portfolio”). In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement (the “Development Agreement”) with affiliates of Mr. A. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. One affiliate of Mr. A. Landis was entitled to a purchase price for each parcel developed under the Development Agreement calculated on the basis of $20 per rentable square foot of property developed. Another affiliate of Mr. A. Landis was eligible to earn a contingent payment for each developed property that achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The Development Agreement also provided that upon negotiated terms and conditions, we and Mr. A. Landis would form a development company to provide development services for these development projects and would share the expenses and profits, if any, of this new company.

On October 21, 2004, the Operating Partnership and Mr. A. Landis entered into an agreement (the “2004 Agreement”) to modify several provisions of the Development Agreement. Under the terms of the 2004 Agreement, the Operating Partnership and affiliates of Mr. A. Landis amended the Development Agreement to limit the rights of Mr. A. Landis and his affiliates to participate in the development of properties under the Development Agreement. Among other things, Mr. A. Landis agreed that (1) Mr. A. Landis and his affiliates will have no right to participate in any entity formed to acquire land parcels or the development company formed by the Operating Partnership to provide development services under the Development Agreement, (2) Mr. A. Landis will have no right or obligation to play a role in development activities engaged in by the development company formed by the Operating Partnership under the Development Agreement or receive compensation from the development company and (3) the affiliate of Mr. A. Landis will have no right to receive a contingent payment for developed properties based on stabilized returns. In exchange, we agreed to:

•

effective as of June 30, 1998, pay Mr. A. Landis $125,000 on January 1 of each year until the earlier of (A) January 1, 2018, (B) the termination of the Development Agreement or (C) the date on which all development properties under the Development Agreement have been conveyed pursuant to the Development Agreement, with $750,000, representing payments of this annual amount from 1998 to 2004, being paid upon execution of the 2004 Agreement; and

•

pay an affiliate of Mr. A. Landis, in connection with the development of land parcels acquired under the Development Agreement, an aggregate fixed amount of $10.50 per rentable square foot of property developed (with a portion of this amount (i.e., $5.50) being subject to adjustment, in specified circumstances, based on future increases in the Consumer Price Index) in lieu of a contingent payment based on stabilized returns, which payment could have been greater or less than $10.50 per rentable square foot of property developed.

The Operating Partnership also continues to be obligated to pay an affiliate of Mr. A. Landis the purchase price of $20 per rentable square foot of property developed for each land parcel acquired as provided in the original Development Agreement. During the 20-year term of the Development Agreement, until such time, if any, as the Operating Partnership elects to acquire a land parcel, an affiliate of Mr. A. Landis will remain responsible for all carrying costs associated with such land parcel.

Pursuant to the Development Agreement, as amended by the 2004 Agreement, we paid Mr. A. Landis $125,000 on each of January 1, 2010 and January 1, 2011. In addition, on July 24, 2007, the Company acquired from Mr. A. Landis 701 Carnegie Center, a land parcel located in Princeton, New Jersey for a purchase price of approximately $3.1 million. The land was acquired in connection with a build-to-suit development for Princeton University.

OTHER MATTERS

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

Stockholder Proposals for the 2012 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2012 annual meeting must be received by Boston Properties on or before December 3, 2011 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

Stockholder proposals to be presented at Boston Properties’ 2012 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2012 annual meeting, must be received in writing at our principal executive office not earlier than January 18, 2012, nor later than March 3, 2012, unless our 2012 annual meeting of stockholders is scheduled to take place before April 17, 2012 or after July 16, 2012. Our By-laws state that the stockholder must provide timely written notice of such proposal or a nomination and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn: Secretary.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours per day, 7 days per week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2011.

Vote by Internet
		•	Log on to the Internet and go to
www.envisionreports.com/BXP
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
		•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Board of Directors recommends a vote “FOR” all of the nominees listed.

1.	To elect the four nominees named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified:															+
		For	Against	Abstain						For	Against	Abstain
	01 - Lawrence S. Bacow	☐	☐	☐			03 -Alan J. Patricof			☐	☐	☐

	02 - Zoë Baird	☐	☐	☐			04 - Martin Turchin			☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 2.									The Board of Directors recommends a vote “AGAINST” Proposal 5.

						For	Against	Abstain					For	Against	Abstain
2.	To approve, by non-binding resolution, the Company’s named executive officer compensation.					☐	☐	☐	5.	Stockholder proposal concerning the preparation of a sustainability report, if properly presented at the Annual Meeting.			☐	☐	☐

The Board of Directors recommends a vote for a frequency of every year (BOX “1 Yr” below) on Proposal 3.
					1 Yr	2 Yrs	3 Yrs	Abstain
3.	To approve, by non-binding vote, the frequency of holding the advisory vote on named executive officer compensation.				☐	☐	☐	☐	6.	In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.
The Board of Directors recommends a vote “FOR” Proposal 4.

						For	Against	Abstain
4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.					☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy	+

BOSTON PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2011

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at 601 Lexington Avenue, 14th Floor, New York, NY 10022 on May 17, 2011 at 10:00 a.m., Eastern Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 4, FOR “ONE YEAR” ON PROPOSAL 3 AND “AGAINST” PROPOSAL 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, SIGN AND DATE AND RETURN PROMPTLY, OR VOTE BY TELEPHONE OR INTERNET.

THIS PROXY IS CONTINUED ON REVERSE SIDE

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¡	IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.	+